 ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON
                              APRIL 4, 1996

                                                REGISTRATION NO. 333-01739
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER

                        THE SECURITIES ACT OF 1933

                               ----------------

                           CINCINNATI MILACRON INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              31-1062125
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)

                              4701 MARBURG AVENUE
                             CINCINNATI, OH 45209
                                (513) 841-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                WAYNE F. TAYLOR
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           CINCINNATI MILACRON INC.
                             CINCINNATI, OH 45209
                                (513) 841-8100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  Copies to:

         DANIEL P. CUNNINGHAM                       JOHN R. SAGAN
        CRAVATH, SWAINE & MOORE                 MAYER, BROWN & PLATT
           825 EIGHTH AVENUE                  190 SOUTH LASALLE STREET
       NEW YORK, NEW YORK 10019                CHICAGO, ILLINOIS 60603
            (212) 474-1000                         (312) 782-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                               ----------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  THIS REGISTRATION STATEMENT CONTAINS TWO FORMS OF PROSPECTUS: ONE TO BE USED IN CONNECTION WITH AN OFFERING IN THE UNITED STATES AND CANADA (THE "U.S. PROSPECTUS") AND ONE TO BE USED IN A CONCURRENT INTERNATIONAL OFFERING OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL PROSPECTUS"). THE COMPLETE INTERNATIONAL PROSPECTUS INCLUDES AN ALTERNATE FRONT COVER PAGE, ALTERNATE PAGE 2 AND AN ALTERNATE UNDERWRITING SECTION ENTITLED SUBSCRIPTION AND SALE. EACH OF SUCH PAGES INCLUDED HEREIN IS LABELED "ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS". THE INTERNATIONAL PROSPECTUS DOES NOT INCLUDE THE SECTION ENTITLED NOTICE TO CANADIAN RESIDENTS, WHICH IS INCLUDED IN THE U.S. PROSPECTUS. EXCEPT AS INDICATED HEREIN, ALL OTHER PAGES OF THE U.S. PROSPECTUS AND THE INTERNATIONAL PROSPECTUS ARE IDENTICAL.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 4, 1996

                                5,500,000 Shares

                                  CINCINNATI
                                   MILACRON
                                  Common Stock
                               ($1.00 par value)

                                    -------

All  the  shares  of  Common  Stock,  $1.00  par  value  ("Common  Stock"),  of
 Cincinnati Milacron Inc. ("the Company") offered hereby are being sold by the Company. Of the 5,500,000 shares of Common Stock being offered, 4,400,000 shares are  initially being offered  in the  United States  and Canada (the
  "U.S.  Shares")  by  the   U.S.  Underwriters  (the  "U.S.  Offering")  and
   1,100,000 shares are initially being concurrently offered outside the United States and Canada (the "International Shares") by the Managers
    (the "International Offering" and, together with the U.S. Offering, the
     "Common  Stock  Offering").  The   offering  price  and   underwriting
     discounts and commissions of  the U.S. Offering and the International
      Offering are identical.

The  Common Stock is  listed on the  New York Stock  Exchange under the  symbol
 CMZ. With  some exceptions, the holder of  record of a share  of Common Stock
  is  entitled  to  ten  votes  on   each  matter  submitted  to  a  vote  of
   stockholders, if the beneficial owner of such share has been the continuous beneficial owner thereof for at least 36 consecutive calendar
    months,  and   is  entitled  to  one  vote  per  share   in  all  other
     circumstances. On April 3, 1996,  the reported last sale price of the
      Common Stock on the New  York Stock Exchange Composite Tape was $26
       5/8 per share.

                                    -------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
      INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 6 HEREIN.

                                    -------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
    UPON  THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY  REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions   Company(1)
                                            ------------- ------------- -------------
Per Share..................................     $             $             $
Total(2)................................... $             $             $

(1) Before deduction of expenses payable by the Company estimated at $   .
(2) The Company has granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 825,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $   , Underwriting Discounts and Commissions
    will be $   , and Proceeds to Company will be $   .

                                    -------

  The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected
that the U.S. Shares will be ready for delivery on or about    , 1996.

CS First Boston
          BT Securities Corporation
                     Merrill Lynch & Co.
                                                               J.P. Morgan & Co.

                   The date of this Prospectus is    , 1996.

  IN CONNECTION WITH THE COMMON STOCK OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, CINCINNATI, BOSTON, PACIFIC, PHILADELPHIA AND MIDWEST STOCK EXCHANGES OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York, 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, and reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Annual Report of the Company on Form 10-K for the fiscal year ended December 30, 1995 (the "Company's 1995 Form 10-K"), the Current Report of the Company on Form 8-K dated December 30, 1995 (as amended by the Company's Form 8-K/A relating thereto filed March 14, 1996) and the Current Report of the Company on Form 8-K dated January 26, 1996 (as amended by the Company's Form 8-K/A relating thereto filed April 4, 1996) (such Current Reports on Form 8-K, the "Company's Form 8-Ks"), each filed previously with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Common Stock Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Wayne F. Taylor, Vice President, General Counsel and Secretary, Cincinnati Milacron Inc., 4701 Marburg Avenue, Cincinnati, Ohio 45209 (telephone (513) 841-8100).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus and in the Company's 1995 Form 10-K and the Company's Form 8-Ks, each referred to herein under "Incorporation of Certain Documents by Reference".

                                  THE COMPANY

  Cincinnati Milacron Inc. (together with its consolidated subsidiaries, except where the context otherwise requires, the "Company" or "Cincinnati Milacron") is a leading global manufacturer of products and provider of services and technology used to process engineered materials. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884. Cincinnati Milacron's principal executive office is located at 4701 Marburg Avenue, Cincinnati, Ohio 45209, and its telephone number is (513) 841-8100.

  The Company has three business segments: plastics machinery, machine tools and industrial products. The Company's plastics machinery business includes injection molding machines, extrusion systems, blow molding machines, mold bases and auxiliary equipment. The Company's machine tool business consists of turning and machining centers, grinding machines, flexible manufacturing cells, and advanced systems primarily for the aerospace industry. The Company's industrial products business includes metalcutting tools, metalworking fluids, grinding wheels, carbide wear parts and industrial magnets.

  The Company has gone through a major transformation over the last three years, primarily through strategic acquisitions, accelerated new product development, expanded distribution, and the consolidation of its U.S. machine tool operations. As a result, the Company has achieved a more equal balance among its segments' sales, and between its U.S. and non-U.S. sales. From 1992 to 1995, the Company's consolidated sales have grown at a compound annual rate of 28% from $789 million to $1.6 billion.

  In 1995, more than 40% of sales came from the industrial products segment, making it the Company's largest business segment in that year. The plastics machinery segment was the second-largest business segment in 1995, with approximately 35% of sales, while the machine tools segment contributed about 25% of sales. The Company expects the growth in industrial products and plastics machinery sales will make it less susceptible to the historically severe business cycles and lower margins characteristic of the machine tool business.

  Today, the Company sells products and provides services to industrial customers throughout the world. Sales to customers outside the U.S. increased from $298 million in 1993, representing 29% of total sales, to $784 million in 1995, representing 48% of total sales. The Company has been successful in penetrating international markets through acquisitions, expanded distribution, increased exports, and license and joint venture agreements. The Company believes its current geographic sales balance helps compensate for varying economic cycles around the world and that its increased presence outside the U.S. will reduce its dependence upon the U.S. economy. The Company has a long-standing reputation for quality and technological leadership.

STRATEGIC ACQUISITIONS AND DIVESTITURES

  The Company continually explores acquisition, divestiture and consolidation opportunities when it believes such actions could expand markets, enhance product synergies or improve earnings potential for the long term. Over the last three years, the Company has completed several strategic acquisitions and divestitures which the Company believes will increase its potential for further growth. In its plastics machinery segment, the Company acquired FM Maschinenbau GmbH ("Ferromatik"), the plastics injection molding machine business of Kloeckner-Werke AG, in 1993 and the D-M-E business ("D-M-E") of The Fairchild Corporation in 1996.

  In the past three years, the Company has made three strategic acquisitions in its industrial products segment: GTE Valenite Corporation ("Valenite"), Krupp Widia GmbH ("Widia") and Talbot Holdings, Ltd. ("Talbot"), all of which have metalcutting tools as their primary product line. Valenite was acquired early in 1993, while Widia and Talbot were acquired in 1995. The Company believes that it is now the second-largest U.S. and third-largest worldwide producer of carbide metalcutting tool systems.

  In its machine tools segment, the Company sold its Electronic Systems Division ("ESD") in December 1995 for $105 million. ESD's 1995 sales to unaffiliated customers were approximately $30 million. ESD was sold to redeploy assets to more strategic businesses. In 1994, the Company completed a major consolidation of its U.S. machine tool operations, closing two plants in South Carolina and moving all of its U.S. production to its main machine tool facilities in Cincinnati, Ohio.

PRODUCT DEVELOPMENT AND CAPITAL EXPENDITURES

  As part of its objective to enhance its growth potential and global competitiveness, the Company in recent years has undertaken a major program for product development, process improvement and modernization. Research and development investment in 1995 totaled $58 million or 3.5% of sales, much of which was spent as a result of the Company's "Wolfpack" product development process. In 1995, the Company invested $52 million for capital additions, primarily to install highly advanced systems throughout its operations worldwide. For 1996, the Company is budgeting an increase in capital expenditures to a total of $86 million.

                           THE COMMON STOCK OFFERING

 Common Stock Offered:
    U.S. Offering.................... 4,400,000
    International Offering........... 1,100,000
                                      ---------
        Total(1)..................... 5,500,000
                                      =========
 Common Stock to be Outstanding after
  the offering....................... 39,855,262 shares(1)(2)(3)
 Dividends on Common Stock........... The Company is currently paying quarterly cash dividends of $.09 per share on its
                                      Common Stock. See "Dividends on and
                                      Market Price of Common Stock".
 Use of Proceeds..................... The Company intends to use the net proceeds of the Common Stock Offering to
                                      prepay a portion of a promissory note
                                      issued by the Company in connection with
                                      the acquisition of D-M-E. See "Use of
                                      Proceeds".
 NYSE Symbol......................... CMZ

- --------
(1) Excluding 825,000 shares issuable upon exercise of the over-allotment option granted by the Company to the U.S. Underwriters and the Managers, exercisable on their behalf by CS First Boston Corporation. See "Underwriting".

(2) Does not include (i) 2,739,415 shares reserved for issuance upon exercise of outstanding options, and (ii) 187,254 shares available for future grants under the Company's stock option plans.
(3) With some exceptions, the holder of record of a share of Common Stock is entitled to 10 votes on each matter submitted to a vote of the stockholders, if the beneficial owner of such share has been the continuous beneficial owner thereof for at least 36 consecutive calendar months, and is entitled to one vote per share in all other circumstances. See "Description of Capital Stock--Common Stock".

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                           FISCAL YEAR(a)
                          ----------------------------------------------------------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                            PRO
                           FORMA
                          1995(b)       1995        1994      1993        1992    1991
                          --------    --------    --------  --------     ------  -------
SUMMARY OF OPERATIONS
Sales...................  $1,834.8    $1,649.3    $1,197.1  $1,029.4     $789.2  $ 754.0
Manufacturing
 profit(c)..............     459.4       411.0       292.3     238.1      176.6    150.8
  Percent of sales......      25.0%       24.9%       24.4%     23.1%      22.4%    20.0%
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of changes in
 methods of accounting..  $  111.7(d) $  105.6(d) $   37.7  $  (45.4)(e) $ 16.1  $ (83.1)(f)
Per common share........      2.78        3.04        1.10     (1.41)       .58    (3.04)
Net earnings (loss).....     111.7(d)    105.6(d)     37.7    (101.9)(e)   21.5   (100.2)(f)
Per common share........      2.78        3.04        1.10     (3.16)       .77    (3.67)
BALANCE SHEET DATA (AT
 YEAR-END)
Working capital.........     352.4       392.7       151.4     114.3      191.8    188.0
Total assets............   1,396.6     1,197.1       787.6     729.6      578.9    598.4
Total debt..............     380.1       355.8       226.9     185.2      175.6    162.8
Shareholders' equity....     417.8       270.7       157.8     124.1      134.4    129.0
OTHER DATA
Capital expenditures....      55.6        52.3        43.0      23.4       17.6     15.5
Research and development
 expenditures...........      56.0        57.8        46.8      41.9       34.1     35.8
Backlog of unfilled
 orders at year-end.....     349.6       344.2       287.1     246.0      249.6    277.3

- --------
(a) 1992 includes 53 weeks as compared to 52 weeks included in 1995, 1994, 1993 and 1991.

(b) The pro forma consolidated statement of earnings data reflected in the summary of operations above gives effect to the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and to the Common Stock Offering and the application of the Estimated Net Proceeds (as defined below) as described in "Use of Proceeds", assuming each occurred on the first day of the Company's 1995 fiscal year. Such pro forma data reflects certain assumptions described in the notes accompanying the information presented in the "Pro Forma Consolidated Statement of Earnings". The pro forma consolidated balance sheet data gives effect to the acquisition of D-M-E, and to the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds", assuming each occurred on the last day of the Company's 1995 fiscal year. The effects of the Widia and Talbot acquisitions and the sale of ESD are reflected in the Company's historical 1995 balance sheet. The pro forma financial information does not purport to present what the Company's financial position and results of operations would actually have been had the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds" occurred on the first or last day of the Company's 1995 fiscal year, or purport to project the Company's results of operations for any future period.
(c) Represents gross profit, which is sales less cost of products sold.

(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1995 includes a gain of $66.0 million ($52.4 million after tax) from the sale of ESD, a gain of $5.0 million ($4.0 million after tax) from the sale of the Company's American Mine Tool business, and a charge of $9.8 million ($7.8 million after tax) for the integration of certain Valenite and Widia operations. Excluding these items, the Company's historical earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1995 would have been $57.0 million, or $1.64 per share, and pro forma earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting would have been $63.1 million, or $1.57 per share.
(e) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a charge of $47.1 million (with no current tax effect) for the consolidation of U.S. machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business. Excluding these items, the Company would have had earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1993 of $24.5 million, or $.75 per share. In addition, charges totaling $52.1 million related to the adoption of S.F.A.S. 109, "Accounting for Income Taxes" ("SFAS 109") and S.F.A.S. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), as well as an extraordinary loss of $4.4 million related to the early extinguishment of debt, are included in the net loss for 1993.
(f) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations. Excluding this item, the Company's loss from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1991 would have been $8.0 million or $.30 per share. In addition, a charge of $14.9 million (with no current tax effect) related to the revaluation for sale of LK Tool is included in the net loss for 1991.

                                 RISK FACTORS

  The following matters, as well as other information contained elsewhere or incorporated by reference in this Prospectus, should be considered carefully before investing in the Common Stock.

SIGNIFICANT INTERNATIONAL OPERATIONS

  The Company operates numerous manufacturing plants in Europe and also operates (in some cases, through joint ventures) manufacturing plants in India and Japan. The Company derived 48% of its revenue in 1995 from products sold outside the United States. International operations generally are subject to various risks that are not present in domestic operations, including export duties, import controls and trade barriers (including quotas). Various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met. Further, sales in foreign jurisdictions typically are made in local currencies and transactions with foreign affiliates customarily are accounted for in the local currency of the selling company. While the Company regularly takes steps to reduce its currency exposure, to the extent the Company does not fully mitigate the effect of changes in the relative value of the U.S. dollar and foreign currencies, the Company's results of operations and financial condition (which are reported in U.S. dollars) could be affected adversely by negative changes in these relative values.

EFFECT OF ACQUISITIONS ON LEVERAGE

  The Company has made a number of acquisitions since the beginning of 1993 and intends to continue to pursue appropriate acquisitions for its existing business segments in the future. These acquisitions are often financed with debt, causing the Company's total debt to total capital ratio to increase substantially. The Company intends to use the proceeds of the Common Stock Offering to prepay a portion of a promissory note issued to a subsidiary of The Fairchild Corporation thereby reducing the Company's total debt to total capital ratio to approximately 48% (assuming no exercise of the over-allotment option and an offering price of $28.00 per share). However, as a result of either a renegotiation of the terms of the Company's revolving credit facility or additional acquisitions, either of which the Company may pursue, the level of the Company's financial leverage may approach the maximum levels allowed under the restrictive conditions of the Company's indebtedness. In addition, the Company has entered into a receivables purchase agreement whereby it can sell up to $75 million of accounts receivable to third parties. At December 30, 1995, the amount of accounts receivable sold was $69 million. Operating with significant degrees of financial leverage could have important consequences to the Company and owners of the Common Stock, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be applied to the payment of the Company's interest expense; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company may be more vulnerable in the event of a downturn in its businesses.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds of the Common Stock Offering to prepay, when permitted by the terms of the promissory note described hereby, a portion of the 8% promissory note in an aggregate principal amount of $166,000,000 which was issued by the Company to a subsidiary of The Fairchild Corporation in connection with the Company's acquisition of D-M-E and which is secured by a letter of credit issued pursuant to the Company's revolving credit facility. While the promissory note matures on January 26, 1997, the terms of the promissory note provide that The Fairchild Corporation may require prepayment of, and the Company may at its option prepay, such promissory note after July 26, 1996. The Company intends to prepay the balance of the promissory note using borrowings under its revolving credit facility. Pending its application, the net proceeds of the Common Stock Offering will be used in part to reduce amounts payable to banks with the balance invested in short-term investments.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at December 30, 1995, and as adjusted to give effect to (i) the acquisition of D-M-E and
(ii) the consummation of the Common Stock Offering (assuming no exercise of the over-allotment option and an offering price of $28.00 per share, and after deduction of estimated underwriting discounts and offering expenses, the estimated net proceeds to the Company based upon such assumptions and estimated deductions being referred to herein as the "Estimated Net Proceeds") and the application of the Estimated Net Proceeds as described under "Use of Proceeds".

                                                                   AS ADJUSTED
                                                                    FOR D-M-E
                                                                   ACQUISITION
                                               AS ADJUSTED           AND THE
                                                FOR D-M-E         COMMON STOCK
                            ACTUAL           ACQUISITION(1)        OFFERING(1)
                          ---------------  -------------------  -----------------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Amounts payable to
 banks..................           $ 20.3      $          20.3     $          20.3
Long-term debt and lease
 obligations:
  7 7/8% Notes due
   2000.................            100.0                100.0               100.0
  8 3/8% Notes due
   2004.................            115.0                115.0               115.0
  12% Sinking Fund
   Debentures due 2010..             10.8                 10.8                10.8
  8% Secured Promissory
   Note due 1997........               --                166.0                  --
  8% Unsecured
   Promissory Note due
   1997.................               --                  5.4                 5.4
  Revolving Credit
   Facility.............             87.1                 87.1               106.0
  Other long-term debt
   and capital lease
   obligations..........             22.6                 22.6                22.6
                          ---------------      ---------------     ---------------
    Total long-term debt
     and capital lease
     obligations........            335.5                506.9               359.8
                          ---------------      ---------------     ---------------
      Total debt........            355.8                527.2               380.1
                          ---------------      ---------------     ---------------
Shareholders' equity:
  4% Cumulative
   Preferred Shares--
   60,000 shares
   authorized, issued
   and outstanding, $100
   par value per share,
   redeemable at $105 a
   share................              6.0                  6.0                 6.0
  Common Shares--
   50,000,000 shares
   authorized,
   34,270,304 shares
   outstanding, $1.00
   par value per share,
   and 39,770,304 shares
   outstanding as
   adjusted(2)..........             34.3                 34.3                39.8
  Capital in excess of
   par value............            266.0                266.0               407.6
  Accumulated deficit...            (32.8)               (32.8)              (32.8)
  Cumulative foreign
   currency translation
   adjustments..........             (2.8)                (2.8)               (2.8)
                          ---------------      ---------------     ---------------
    Total shareholders'
     equity.............            270.7                270.7               417.8
                          ---------------      ---------------     ---------------
    Total
     capitalization.....  $         626.5      $         797.9     $         797.9
                          ===============      ===============     ===============

- --------

(1) Does not include an 8% unsecured promissory note in the amount of $11.7 million issued to the seller of D-M-E in lieu of the payment of cash at closing pending receipt of certain approvals from the Belgian Competition Council. Such approvals were received and the promissory note was repaid in February, 1996.

(2) Does not include (i) 2,131,563 shares reserved for issuance upon exercise of outstanding options and (ii) 871,150 shares available for future grants under the Company's stock option plans.

                 DIVIDENDS ON AND MARKET PRICE OF COMMON STOCK

  The Common Stock is listed on the New York Stock Exchange. The Common Stock is also traded on the Cincinnati, Boston, Pacific, Philadelphia and Midwest Stock Exchanges, and options on the Common Stock are traded on the Philadelphia Stock Exchange. Cash dividends of $.09 per share of Common Stock were paid in the first quarter of 1996 and in each quarter of 1995, 1994, 1993 and 1992. Cash dividends of $1.00 per share per quarter on 4% Cumulative Preferred Stock were paid in the first quarter of 1996 and in each quarter of 1995, 1994, 1993 and 1992.

  The following table sets forth the high and low intra-day sales prices of the Common Stock on the New York Stock Exchange composite tape during the indicated fiscal quarters. For the closing price of the Common Stock as of a recent date, see the cover page of this Prospectus.

                                                                  HIGH     LOW
                                                                 ------- -------
       1992
         First Quarter.......................................... $17 1/2 $10 7/8
         Second Quarter.........................................  18 1/4  13 7/8
         Third Quarter..........................................  15 1/2  12 1/4
         Fourth Quarter.........................................  17 5/8  13 3/8
       1993
         First Quarter..........................................  22 1/4  16 1/4
         Second Quarter.........................................  29 5/8  19 1/2
         Third Quarter..........................................  26      20 3/4
         Fourth Quarter.........................................  24 3/4  19 1/4
       1994
         First Quarter..........................................  25 5/8  21 3/4
         Second Quarter.........................................  24 1/4  19 1/2
         Third Quarter..........................................  27      18 5/8
         Fourth Quarter.........................................  27 5/8  22 1/4
       1995
         First Quarter..........................................  25      19 7/8
         Second Quarter.........................................  28      22 3/4
         Third Quarter..........................................  33 5/8  26 3/4
         Fourth Quarter.........................................  27 5/8  23
       1996
         First Quarter..........................................  29 1/4  20 3/4
         Second Quarter (through April 3, 1996).................  27 7/8  26 1/8

                        PRO FORMA FINANCIAL INFORMATION

  The following "Pro Forma Consolidated Statement of Earnings" and the pro forma data included in "Selected Historical and Pro Forma Financial Data", "Selected Historical and Pro Forma Segment Information" and "Selected Historical and Pro Forma Geographic Information" (collectively, the "pro forma financial information") are based on the historical financial statements of the Company, Widia, Talbot and D-M-E, adjusted to give effect to the acquisitions of Widia, Talbot and D-M-E by the Company, the disposition of ESD by the Company, the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds". The "Pro Forma Consolidated Statement of Earnings" and the related data in the pro forma financial information assume that the acquisitions of Widia, Talbot and D-M-E by the Company, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds occurred on the first day of the Company's 1995 fiscal year. The pro forma consolidated balance sheet data in the pro forma financial information assume that the acquisition of D-M-E, the Common Stock Offering and the application of the Estimated Net Proceeds occurred on the last day of the Company's 1995 fiscal year. The acquisitions of Widia and Talbot and the disposition of ESD are reflected in the Company's historical 1995 balance sheet.

  The pro forma financial information reflects the purchase method of accounting for the acquisitions of Widia, Talbot and D-M-E. The pro forma financial information with respect to the acquisition of D-M-E uses estimated purchase accounting adjustments and is subject to post-closing adjustments and to further revision once appraisals, actuarial reviews and other studies of the fair value of D-M-E's assets and liabilities are completed. Final purchase accounting adjustments for D-M-E may differ from the pro forma adjustments presented herein and described in the accompanying notes.

  The Company filed a Current Report on Form 8-K dated February 1, 1995 relating to the acquisition of Widia, which was amended by a filing on Form 8-K/A, Amendment No. 1. The amended filing included audited financial statements of Widia and pro forma financial statements giving effect to the acquisition of Widia as of and for the year ended December 31, 1994. A Current Report on Form 8-K for the Talbot acquisition was not required to be filed.

  The pro forma financial information does not purport to present what the Company's financial position and results of operations would actually have been had the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds occurred on the first or last day of the Company's 1995 fiscal year, as specified above, or purport to project the Company's results of operations for any future period. The pro forma financial information reflects certain assumptions described in the accompanying notes. The pro forma financial information and accompanying notes should be read in conjunction with the audited consolidated financial statements of the Company and related notes thereto which are included herein, the Company's Form 8-Ks and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                                                         FISCAL YEAR 1995
                          --------------------------------------------------------------------------------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                                       ACQUISITIONS    COMMON
                                                                            &           STOCK
                          HISTORICAL  HISTORICAL                       DIVESTITURE    OFFERING
                          CINCINNATI   WIDIA &   HISTORICAL HISTORICAL  PRO FORMA     PRO FORMA  PRO FORMA
                          MILACRON(a) TALBOT(b)    ESD(c)    D-M-E(d)  ADJUSTMENTS   ADJUSTMENTS   1995
                          ----------- ---------- ---------- ---------- ------------  ----------- ---------
Sales...................   $1,649.3     $45.2      $(90.7)    $170.3      $60.7 (e)     $ --     $1,834.8
Cost of products sold...    1,238.3      31.5       (71.6)     112.5       64.7 (f)       --      1,375.4
                           --------     -----      ------     ------      -----         -----    --------
Manufacturing margins...      411.0      13.7       (19.1)      57.8       (4.0)          --        459.4
Other costs and expenses
  Selling and
   administrative.......      301.4       9.0        (5.2)      33.0       (1.0)(g)       --        337.2
  (Gain) on disposition
   of businesses........      (71.0)      --          --         --         --            --        (71.0)
  Integration charge....        9.8       --          --         --         --            --          9.8
  Minority shareholders'
   interests in earnings
   of subsidiaries......        2.3       --          --          .2        --            --          2.5
  Other-net.............        9.4       1.7         --         --          .1 (h)       --         11.2
                           --------     -----      ------     ------      -----         -----    --------
  Total other costs and
   expenses.............      251.9      10.7        (5.2)      33.2        (.9)          --        289.7
                           --------     -----      ------     ------      -----         -----    --------
Operating earnings......      159.1       3.0       (13.9)      24.6       (3.1)          --        169.7
Interest
  Income................        3.2        .2         --         --         --            --          3.4
  Expense...............      (28.0)      (.2)        --         (.1)     (13.6)(i)      11.8(k)    (30.1)
                           --------     -----      ------     ------      -----         -----    --------
  Interest-net..........      (24.8)      --          --         (.1)     (13.6)         11.8       (26.7)
                           --------     -----      ------     ------      -----         -----    --------
Earnings before income
 taxes..................      134.3       3.0       (13.9)      24.5      (16.7)         11.8       143.0
Provision for income
 taxes..................       28.7       1.0          --       10.3      (10.9)(j)       2.2(l)     31.3
                           --------     -----      ------     ------      -----         -----    --------
Net earnings............   $  105.6     $ 2.0      $(13.9)    $ 14.2      $(5.8)        $ 9.6    $  111.7
                           ========     =====      ======     ======      =====         =====    ========
Net earnings per common
 share..................   $   3.04                                                              $   2.78
                           ========                                                              ========
Weighted average number
 of common shares and
 common share
 equivalents
 outstanding............       34.6                                                                  40.1
                           ========                                                              ========

- -------
(a) In the "Historical Cincinnati Milacron" column, the gain on the sale of ESD of $66.0 million ($52.4 million after tax) is included on the line captioned "(Gain) on disposition of businesses".
(b) The amounts in the "Historical Widia & Talbot" column represent the unaudited historical results of operations of Widia for the month of January, 1995 and the unaudited historical results of operations of Talbot for the first seven months of 1995. The historical results operations of Widia and Talbot for the remainder of 1995 are included in the "Historical Cincinnati Milacron" column. Both acquisitions were accounted for under the purchase method.
(c) The amounts in the "Historical ESD" column are derived from the audited combined statement of revenues and direct operating expenses of ESD for the fiscal year ended December 30, 1995.

(d) The amounts in the "Historical D-M-E" column represent D-M-E's historical results of operations for the year ended December 31, 1995. Such amounts include the historical results of operations of D-M-E for the first six months of 1995, which were derived from the audited combined financial statements of D-M-E for the fiscal year ended June 30, 1995, and the historical results of operations of D-M-E for the last six months of 1995, which were derived from D-M-E's unaudited combined internal financial statements for the six months ended December 31, 1995. The acquisition of D-M-E is being accounted for under the purchase method.

(e) Adjustment to eliminate the effects of intercompany sales by ESD to other divisions and subsidiaries of the Company. In the "Historical Cincinnati Milacron" column, the effects of intercompany transactions have been eliminated, but they are included in the amounts in the "Historical ESD" column.

(f) Adjustments to cost of products sold include:

                                                                       INCREASE
                                                                      (DECREASE)
                                                                      ----------
      Amortization of goodwill related to the acquisitions of Widia,
       Talbot and D-M-E on the straight-line method over forty
       years........................................................    $ 4.7
      Additional depreciation expense related to the adjustment of
       Talbot's property, plant and equipment to fair value.........       .1
      Elimination of the cost of ESD's sales to other divisions and subsidiaries of the Company and the related intercompany
       profit.......................................................     61.3
      Reversal of direct corporate charges by the Company to ESD for the use of certain centralized services, the cost of which
       will not be eliminated as a result of the sale of ESD........       .4
      Elimination of charges to earnings for amortization of D-M-E's
       historical (preacquisition) goodwill.........................     (1.6)
      Elimination of charges to earnings related to D-M-E's use of
       the LIFO inventory method....................................      (.6)
      Amortization of covenant not to compete received in connection with the acquisition
       of D-M-E.....................................................       .4
                                                                        -----
                                                                        $64.7
                                                                        =====

(g)Elimination of overhead allocations to D-M-E by its former parent.

(h) Amortization of additional financing fees related to the amendment of the Company's revolving credit facility in connection with the acquisition of D-M-E.

(i) Adjustments to interest expense include:

                                                                       DECREASE
                                                                      (INCREASE)
                                                                      ----------
      Interest for one month on borrowings of $80.6 million incurred
       to finance the acquisition of Widia..........................    $  (.4)
      Interest for seven months on borrowings of $34.4 million in-
       curred to finance the acquisition of Talbot..................      (1.1)
      Reduction of historical interest expense assuming that the proceeds from the sale of ESD were utilized to repay existing
       bank borrowings..............................................       7.1
      Interest for one year on assumed bank borrowings and promis-
       sory notes issued to the seller in connection with the acqui-
       sition of D-M-E..............................................     (19.2)
                                                                        ------
                                                                        $(13.6)
                                                                        ======

(j) Adjustment of the provision for income taxes related to the pretax amounts in the "Acquisitions & Divestiture Pro Forma Adjustments" column and to reflect the consolidation of Widia, Talbot and D-M-E based on the Company's pro forma effective tax rate.

(k) Reduction of interest expense from the assumed use of the Estimated Net Proceeds to repay a portion of the 8% secured promissory note issued to the seller in connection with the acquisition of D-M-E.

(l) Adjustment to increase the provision for income taxes as a result of the assumed decrease in interest expense.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                              FISCAL YEAR(a)
                            -----------------------------------------------------------------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                            PRO FORMA
                             1995(b)        1995         1994      1993        1992    1991
                            ---------     --------     --------  --------     ------  -------
STATEMENT OF EARNINGS
Sales.....................  $1,834.8      $1,649.3     $1,197.1  $1,029.4     $789.2  $ 754.0
Cost of products sold.....   1,375.4       1,238.3        904.8     791.3      612.6    603.2
                            --------      --------     --------  --------     ------  -------
 Manufacturing margins....     459.4         411.0        292.3     238.1      176.6    150.8
Other costs and expenses
 Selling and
  administrative..........     337.2         301.4        222.2     191.3      133.6    132.2
 (Gain) loss on
  disposition of
  businesses..............     (71.0)(c)     (71.0)(c)      --       22.8 (d)    --       --
 Integration charge,
  consolidation charge and
  closing and relocation
  charge..................       9.8 (c)       9.8 (c)      --       47.1 (d)    --      75.1(e)
 Minority shareholders'
  interests in earnings of
  subsidiaries............       2.5           2.3          --        --         --       --
 Other-net................      11.2           9.4          5.9        .7        (.2)     1.8
                            --------      --------     --------  --------     ------  -------
  Total other costs and
   expenses...............     289.7         251.9        228.1     261.9      133.4    209.1
                            --------      --------     --------  --------     ------  -------
Operating earnings
 (loss)...................     169.7         159.1         64.2     (23.8)      43.2    (58.3)
Interest
 Income...................       3.4           3.2          2.6       2.3        2.9      4.0
 Expense..................     (30.1)        (28.0)       (17.9)    (15.7)     (19.1)   (19.1)
                            --------      --------     --------  --------     ------  -------
  Interest-net............     (26.7)        (24.8)       (15.3)    (13.4)     (16.2)   (15.1)
                            --------      --------     --------  --------     ------  -------
Earnings (loss) from
 continuing operations
 before income taxes,
 extraordinary items and
 cumulative effect of
 changes in methods of
 accounting...............     143.0         134.3         48.9     (37.2)      27.0    (73.4)
Provision for income
 taxes....................      31.3          28.7         11.2       8.2       10.9      9.7
                            --------      --------     --------  --------     ------  -------
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of changes in
 methods of accounting....     111.7 (c)     105.6 (c)     37.7     (45.4)(d)   16.1    (83.1)(e)
Discontinued operations
 net of income taxes......       --            --           --        --         --     (17.1)
Extraordinary items
 Tax benefit from loss
  carryforward............       --            --           --        --         5.4      --
 Loss on early
  extinguishment of debt..       --            --           --       (4.4)       --       --
Cumulative effect of
 changes in methods of
 accounting...............       --            --           --      (52.1)       --       --
                            --------      --------     --------  --------     ------  -------
Net earnings (loss).......  $  111.7      $  105.6     $   37.7  $ (101.9)    $ 21.5  $(100.2)
                            ========      ========     ========  ========     ======  =======
Earnings (loss) per common
 share
 Earnings (loss) from
  continuing operations
  before extraordinary
  items and cumulative
  effect of changes in
  methods of accounting...  $   2.78      $   3.04     $   1.10  $  (1.41)    $  .58  $ (3.04)
 Discontinued operations
  net of income taxes.....       --            --           --        --         --      (.63)
 Extraordinary items
  Tax benefit from loss
   carryforward...........       --            --           --        --         .19      --
  Loss on early
   extinguishment of
   debt...................       --            --           --       (.14)       --       --
 Cumulative effect of
  changes in methods of
  accounting..............       --            --           --      (1.61)       --       --
                            --------      --------     --------  --------     ------  -------
 Net earnings (loss) per
  common share............  $   2.78      $   3.04     $   1.10  $  (3.16)    $  .77  $ (3.67)
                            ========      ========     ========  ========     ======  =======
BALANCE SHEET DATA (AT
 YEAR-END)
Working capital...........  $  352.4      $  392.7     $  151.4  $  114.3     $191.8  $ 188.0
Property, plant and
 equipment--net...........     300.9         265.5        198.8     184.0      121.1    129.7
Total assets..............   1,396.6       1,197.1        787.6     729.6      578.9    598.4
Long-term debt and lease
 obligations..............     356.5         332.2        143.0     107.6      154.4    155.9
Total debt................     380.1         355.8        226.9     185.2      175.6    162.8
Shareholders' equity......     417.8         270.7        157.8     124.1      134.4    129.0
OTHER DATA
Total debt to total
 capital ratio............        48%           57%          59%       60%        57%      56%
Dividends paid to common
 shareholders.............  $   14.3      $   12.3     $   12.2  $   11.6     $ 10.0  $  17.3
Capital expenditures......      55.6          52.3         43.0      23.4       17.6     15.5
Backlog of unfilled orders
 at year end..............     349.6         344.2        287.1     246.0      249.6    277.3

- -------
(a) 1992 includes 53 weeks as compared to 52 weeks included in 1995, 1994, 1993 and 1991.
(b) The pro forma consolidated statement of earnings data gives effect to the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and to the Common Stock Offering and the application of the Estimated Net Proceeds as described in "Use of Proceeds", assuming each occurred on the first day of the Company's 1995 fiscal year. Such pro forma data reflects certain assumptions described in the notes accompanying the information presented in the "Pro Forma Consolidated Statement of Earnings". The pro forma consolidated balance sheet data gives effect to the acquisition of D-M-E and to the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds", assuming each occurred on the last day of the Company's 1995 fiscal year. The effects of the Widia and Talbot acquisitions and the sale of ESD are reflected in the Company's historical 1995 balance sheet. The pro forma financial information does not purport to present what the Company's financial position and results of operations would actually have been had the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds" occurred on the first or last day of the Company's 1995 fiscal year, or purport to project the Company's results of operations for any future period.

(c) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1995 includes a gain of $66.0 million ($52.4 million after tax) from the sale of ESD, a gain of $5.0 million ($4.0 million after tax) from the sale of the Company's American Mine Tool business, and a charge of $9.8 million ($7.8 million after tax) for the integration of certain Valenite and Widia operations. Excluding these items, the Company's historical earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1995 would have been $57.0 million, or $1.64 per share, and pro forma earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting would have been $63.1 million, or $1.57 per share.
(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a charge of $47.1 million (with no current tax effect) for the consolidation of U.S. machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business. Excluding these items, the Company would have had earnings from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1993 of $24.5 million, or $.75 per share.
(e) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations. Excluding this item, the Company's loss from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for 1991 would have been $8.0 million, or $.30 per share.

             SELECTED HISTORICAL AND PRO FORMA SEGMENT INFORMATION

                                           FISCAL YEAR(a)
                         -------------------------------------------------------
                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                         PRO FORMA
                          1995(b)     1995      1994      1993     1992    1991
                         ---------  --------  --------  --------  ------  ------
Sales
  Plastics
   machinery(c)......... $  740.4   $  570.1  $  503.8  $  357.2  $301.4  $267.6
  Machine tools(d)......    379.0      409.0     338.5     355.0   379.7   383.7
  Industrial
   products(e)..........    715.4      670.2     354.8     317.2   108.1   102.7
                         --------   --------  --------  --------  ------  ------
    Total sales......... $1,834.8   $1,649.3  $1,197.1  $1,029.4  $789.2  $754.0
                         ========   ========  ========  ========  ======  ======
Backlog of unfilled or-
 ders at year end
  Plastics
   machinery(c)......... $  113.5   $  108.1  $  122.3  $   85.5  $ 56.1  $ 53.3
  Machine tools.........    118.1      118.1     117.4     123.9   188.8   219.7
  Industrial
   products(e)..........    118.0      118.0      47.4      36.6     4.7     4.3
                         --------   --------  --------  --------  ------  ------
    Total backlog....... $  349.6   $  344.2  $  287.1  $  246.0  $249.6  $277.3
                         ========   ========  ========  ========  ======  ======
Operating earnings
 (loss)(f)
  Plastics
   machinery(c)......... $   77.5   $   54.3  $   45.9  $   29.2  $ 25.7  $ 16.6
  Machine tools(d)......     (7.2)       7.7       6.8       7.9    14.3    (3.1)
  Industrial
   products(e)..........     64.7       62.1      36.3      29.0    18.7    19.0
  Disposition of
   businesses(g)........     71.0       71.0       --      (22.8)    --      --
  Integration charge,
   consolidation charge
   and closing and
   relocation
   charge(h)............     (9.8)      (9.8)      --      (47.1)    --    (75.1)
  Corporate expenses....    (15.7)     (15.7)    (18.0)    (15.8)  (15.1)  (15.5)
  Other unallocated
   expenses(i)..........    (10.8)     (10.5)     (6.8)     (4.2)    (.4)    (.2)
                         --------   --------  --------  --------  ------  ------
  Operating earnings
   (loss)...............    169.7      159.1      64.2     (23.8)   43.2   (58.3)
  Interest-net..........    (26.7)     (24.8)    (15.3)    (13.4)  (16.2)  (15.1)
                         --------   --------  --------  --------  ------  ------
  Earnings (loss) from
   continuing operations
   before income taxes,
   extraordinary items
   and cumulative effect
   of changes in methods
   of accounting........ $  143.0   $  134.3  $   48.9  $  (37.2) $ 27.0  $(73.4)
                         ========   ========  ========  ========  ======  ======
Capital expenditures
  Plastics
   machinery(c)......... $   20.1   $   16.6  $   13.8  $    4.2  $  6.2  $  6.5
  Machine tools(d)......      6.8        8.6      11.6       8.8     7.1     7.5
  Industrial
   products(e)..........     28.7       27.1      17.6      10.4     4.3     1.5
                         --------   --------  --------  --------  ------  ------
    Total capital
     expenditures....... $   55.6   $   52.3  $   43.0  $   23.4  $ 17.6  $ 15.5
                         ========   ========  ========  ========  ======  ======
Identifiable assets
  Plastics
   machinery(c)......... $  614.5   $  342.9  $  295.0  $  289.0  $219.9  $202.9
  Machine tools.........    238.1      238.1     270.8     243.1   282.8   310.9
  Industrial
   products(e)..........    478.6      478.6     195.0     174.4    56.8    63.7
  Unallocated corporate
   assets(j)............     65.4      137.5      26.8      23.1    19.4    20.9
                         --------   --------  --------  --------  ------  ------
    Total assets........ $1,396.6   $1,197.1  $  787.6  $  729.6  $578.9  $598.4
                         ========   ========  ========  ========  ======  ======

- -------

(a) 1992 includes 53 weeks as compared 52 to weeks included in 1995, 1994, 1993 and 1991.
(b) The pro forma consolidated statement of earnings data gives effect to the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and to the Common Stock Offering and the application of the Estimated Net Proceeds as described in "Use of Proceeds", assuming each occurred on the first day of the Company's 1995 fiscal year. Such pro forma data reflects certain assumptions described in the notes accompanying the information presented in the "Pro Forma Consolidated Statement of Earnings". The pro forma consolidated balance sheet data gives effect to the acquisition of D-M-E and to the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds", assuming each occurred on the last day of the Company's 1995 fiscal year. The effects of the Widia and Talbot acquisitions and the sale of ESD are reflected in the Company's historical 1995 balance sheet. The pro forma financial information does not purport to present what the Company's financial position and results of operations would actually have been had the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds" occurred on the first or last day of the Company's 1995 fiscal year, or purport to project the Company's results of operations for any future period.

(c) The 1995 and 1994 increases in the plastics machinery segment are partially attributable to the inclusion of Ferromatik as of November 8, 1993. The increases in the "Pro Forma 1995" column are attributable to the acquisition of D-M-E.

(d) The decreases in the machine tools segment in the "Pro Forma 1995" column are attributable to the disposition of ESD.

(e) The increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993, Widia as of February 1, 1995 and Talbot as of July 20, 1995.

(f) In 1995, the Company's method of allocating corporate costs to its business segments was refined to exclude costs for certain services not directly assignable to the operations of the segments. This change results in additional costs being classified as unallocated corporate expenses. Amounts for years prior to 1995 have been restated to conform to the 1995 presentation.

(g) In 1995, $66.0 million relates to the machine tools segment and $5.0 million relates to the industrial products segment. The 1993 amount relates to the plastics machinery segment.

(h) The 1995 amount relates to the industrial products segment and the 1993 and 1991 amounts relate to the machine tools segment.

(i) Includes financing costs related to the sale of accounts receivable and minority shareholders' interests in earnings of subsidiaries.

(j) Includes cash and cash equivalents and the assets of the Company's insurance and utility subsidiaries.

           SELECTED HISTORICAL AND PRO FORMA GEOGRAPHIC INFORMATION

                                          FISCAL YEAR(a)
                         -----------------------------------------------------------------
                                       (DOLLARS IN MILLIONS)
                           PRO
                          FORMA
                         1995(b)        1995         1994        1993        1992    1991
                         --------     --------     --------    --------     ------  ------
Sales
  U.S. operations....... $1,051.2     $  938.3     $  873.9    $  831.9     $654.1  $613.0
  Non-U.S. operations...    783.6        711.0        323.2       197.5      135.1   141.0
                         --------     --------     --------    --------     ------  ------
    Total sales......... $1,834.8     $1,649.3     $1,197.1    $1,029.4     $789.2  $754.0
                         ========     ========     ========    ========     ======  ======
Operating earnings
 (loss)(c)
  U.S. operations....... $   80.1     $   71.8     $   67.9(d) $   58.1     $ 57.2  $ 29.5
  Non-U.S. operations...     54.9         52.3         21.1(d)      8.0        1.5     3.0
  Disposition of
   businesses...........     71.0 (e)     71.0 (e)      --        (22.8)(e)    --      --
  Integration charge,
   consolidation charge
   and closing and
   relocation charge....     (9.8)(f)     (9.8)(f)      --        (47.1)(f)    --    (75.1)(f)
  Corporate expenses....    (15.7)       (15.7)       (18.0)      (15.8)     (15.1)  (15.5)
  Other unallocated
   expenses(g)..........    (10.8)       (10.5)        (6.8)       (4.2)       (.4)    (.2)
                         --------     --------     --------    --------     ------  ------
    Operating earnings
     (loss)............. $  169.7     $  159.1     $   64.2    $  (23.8)    $ 43.2  $(58.3)
                         ========     ========     ========    ========     ======  ======

- --------
Note: Sales of U.S. operations include export sales of $166.9 million in 1995, $142.0 million in 1994, $118.7 million in 1993, $111.7 million in 1992 and $98.6 million in 1991. Total sales of the Company's U.S. and non-U.S. operations to unaffiliated customers outside the U.S. were $784.2 million, $417.6 million, $298.4 million, $242.6 million, and $236.0 million in 1995, 1994, 1993, 1992 and 1991, respectively.
(a) 1992 includes 53 weeks as compared to 52 weeks in 1995, 1994, 1993 and 1991.
(b) The pro forma consolidated statement of earnings data gives effect to the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and to the Common Stock Offering and the application of the Estimated Net Proceeds as described in "Use of Proceeds", assuming each occurred on the first day of the Company's 1995 fiscal year. Such pro forma data reflects certain assumptions described in the notes accompanying the information presented in the "Pro Forma Consolidated Statement of Earnings". The pro forma consolidated balance sheet data gives effect to the acquisition of D-M-E, and to the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds", assuming each occurred on the last day of the Company's 1995 fiscal year. The effects of the Widia and Talbot acquisitions and the sale of ESD are reflected in the Company's historical 1995 balance sheet. The pro forma financial information does not purport to present what the Company's financial position and results of operation would actually have been had the acquisitions of Widia, Talbot and D-M-E, the disposition of ESD, and the Common Stock Offering and the application of the Estimated Net Proceeds as described under "Use of Proceeds" occurred on the first or last day of the Company's 1995 fiscal year, or purport to project the Company's results of operations for any future period.
(c) In 1995, the Company's method of allocating corporate costs in its U.S. operations was refined to exclude costs for certain services not directly assignable to U.S. operations. This change results in additional costs being classified as unallocated corporate expenses. Amounts for years prior to 1995 have been restated to conform to the 1995 presentation.
(d) These amounts have been restated to exclude the effects of the forgiveness of certain intercompany obligations.
(e) In 1995, $62.1 million relates to U.S. operations and $8.9 million relates to non-U.S. operations. The 1993 amount relates to U.S. operations.
(f) In 1995, $2.9 million relates to U.S. operations and $6.9 million relates to non-U.S. operations. The 1993 and 1991 amounts relate to U.S. operations.
(g) Includes financing costs related to the sale of accounts receivable and minority shareholders' interests in earnings of subsidiaries.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company operates in three principal business segments: plastics machinery, machine tools and industrial products. In the last year, all three segments experienced internal growth. Machine tools' sales increased largely because of growth in sales of Wolfpack designed standard products. In the last three years, the plastics machinery and industrial products segments have experienced more rapid growth, primarily as a result of four major acquisitions.

  On July 20, 1995, the Company acquired Talbot for approximately $38 million in cash and assumed debt. Talbot operates primarily in the U.S. and is a major supplier of round metalcutting tools. With 1995 sales of about $40 million, it is included in the industrial products segment. The Company's consolidated 1995 sales includes five months of Talbot's sales.

  On February 1, 1995, the Company acquired Widia for approximately $88 million of cash and assumed debt. Headquartered in Germany, Widia is one of the world's leading producers of metalcutting products and industrial magnets and is also being operated as part of the industrial products segment. Widia's 1995 sales approximated $300 million, although the Company's consolidated 1995 sales include only the eleven months in which the Company owned Widia.

  On November 8, 1993, the Company acquired Ferromatik, the plastics injection molding machine business of Kloeckner-Werke AG, for approximately $50 million in cash and assumed debt. Ferromatik is also headquartered in Germany, and is one of the world's leading producers of injection molding machines; it is part of the Company's plastics machinery segment. Its 1995 annual sales approximated $150 million. All twelve months' sales were included in 1995 and 1994 results, while only two months' sales were included in consolidated 1993 results.

  On February 1, 1993, the Company acquired Valenite for $77 million of cash and assumed debt. Valenite, with its principal operations in the U.S. and Canada, is a leading U.S. producer of consumable industrial metalcutting tools. Part of the industrial products segment, Valenite's 1995 sales approximated $235 million, excluding about $40 million of European sales now managed by Widia. Except for one month in 1993, Valenite's results are included for all of the years shown in the accompanying Consolidated Statement of Earnings.

  Also in the last three years, the Company has completed three divestitures. The 1995 divestitures of ESD and American Mine Tool ("AMT") resulted in gains, while the 1993 disposition of the Company's Sano business resulted in a loss, as described below. Except for these gains and the loss, these divestitures did not otherwise have a material effect on the comparability of the Company's Consolidated Statement of Earnings.

  Because of the Company's recent acquisitions, as well as the Company's internal growth in non-U.S. markets, close to half of the Company's 1995 sales and operating earnings were generated outside the U.S. Foreign currency exchange rate fluctuations affect the translation of non-U.S. sales and earnings, as well as consolidated shareholders' equity. However, the Company's major foreign operations are in European countries which have not experienced significant currency exchange rate fluctuations in recent years. In 1995, the generally stronger European currencies had the translation effect of increasing 1995 new orders and sales by approximately $40 million and net earnings by $1.9 million. In addition, in 1995 there was an increase in shareholders' equity due to a $9 million reduction in the cumulative foreign currency translation adjustment.

1995 COMPARED TO 1994

 New Orders and Backlog

  New orders for 1995 were $1,635 million, which represented a $397 million, or 32%, increase over 1994. Of the $397 million increase, $271 million resulted from the Widia and Talbot acquisitions. Orders for plastics machinery increased $16 million or 3%, primarily due to increased orders for German-built injection molding machines. Although the segment experienced increased orders for the year, new business in the fourth quarter decreased compared to the exceptionally strong order level in the fourth quarter of 1994. Machine tool orders increased in 1995 by $84 million, or 25%, as all major U.K. and U.S. product lines, including aerospace products, showed increases. Machine tool orders in the fourth quarter of 1995 were $85 million, up 14% over the fourth quarter of 1994; however, the $85 million was not as strong as earlier 1995 quarters. This decline is expected to affect sales in the first quarter of 1996. Orders for industrial products, excluding the acquisitions, increased by $26 million, or 7%, primarily as a result of increased industrial activity in the U.S. and Europe.

  U.S. export orders approximated $171 million in 1995 compared to $124 million in 1994. This represents a 38% increase, which was primarily attributable to increased machine tool orders from European customers.

  At December 30, 1995, the backlog of unfilled orders was $344 million. This figure has been reduced by ESD's backlog of unfilled orders from non-Milacron customers as a result of the ESD sale in December, 1995. Despite this reduction, the backlog increased in 1995 by $57 million, primarily as a result of the Widia acquisition.

 Sales

  Sales in 1995 were $1,649 million, which represented a $452 million, or 38%, increase over 1994. Of the $452 million increase, $276 million represented sales from the 1995 acquisitions, Widia and Talbot. The rest of the increase was attributable to: (i) a $66 million, or 13%, increase in sales of plastics machinery resulting primarily from growth in the Company's European injection molding and extrusion businesses; (ii) a $71 million, or 21%, increase in sales of machine tools resulting primarily from increased sales of U.K.-built vertical machining centers; and (iii) excluding the acquisitions, a $39 million, or 11%, increase in industrial products' sales due to increased sales in all businesses: cutting fluids, grinding wheels and Valenite cutting tools.

  Sales of all segments to non-U.S. markets totaled $784 million, an increase in 1995 of $367 million primarily due to the Widia acquisition. Export sales totaled $167 million, an increase of $25 million, or 18%, primarily due to increased sales of machine tools in Europe. In 1995, products manufactured outside the U.S. constituted 43% of consolidated sales as compared to 27% in 1994, while products sold outside the U.S. were 48% of consolidated sales as compared to 35% in 1994.

 Margins, Costs and Expenses

  Manufacturing margins increased to 24.9% in 1995 compared to 24.4% in 1994, due primarily to the increased proportion of industrial products' sales which have higher margins than the machinery businesses. Plastics machinery margins were unchanged for the year although they were lower in the last half of 1995, largely due to increased exports and reduced automotive sales. Machine tools experienced a slight decline largely due to phasing out some older product lines. Industrial products' margins declined slightly because of the mix of product sales.

  Selling and administrative expense increased due to the acquisitions and increased sales. As a percent of sales, selling expense increased from 16.1% to 16.3% due to the higher proportion of industrial products' sales which have higher selling costs. Administrative expense increased because the administrative costs of the newly acquired subsidiaries exceeded a reduction in corporate overhead expenses, although the 1995 total was less than 2% of sales.

  The $71.0 million gain on disposition of businesses resulted from the $66.0 million before tax gain on the sale of ESD, which was sold in the fourth quarter of 1995, and the $5.0 million before tax gain on the sale of AMT, which was sold in the first quarter of 1995. These transactions had the effect of increasing 1995 net earnings by $56.4 million, or $1.63 per share. The ESD sale is expected to have a material effect on the Company's future operating results; its 1995 sales to non-Milacron customers approximated $30 million and its before tax operating profit totaled approximately $14 million. However, the proceeds from the sale were used in January, 1996, to repay bank borrowings and to partially fund the D-M-E acquisition which is expected to increase 1996 earnings. See "--Subsequent Events".

  The $9.8 million pretax integration charge ($7.8 million after tax) relates to the Company's February, 1995, acquisition of Widia. The Widia acquisition allows the Company to capitalize on synergistic opportunities with Valenite, an existing subsidiary which manufactures similar products. Accordingly, in May, 1995, management formally approved a plan to integrate certain operations of these businesses at an expected cost of $17.1 million which was increased to $28.1 million ($21.0 million in cash) in December, 1995, to include additional actions at Widia. That portion of the cost directly related to Widia, totaling $18.3 million, has been recorded as a purchase accounting adjustment, while the remaining $9.8 million, which is directly related to Valenite, was recorded as a charge to earnings. The $28.1 million plan involves the closing or downsizing of three manufacturing plants and the consolidation of numerous sales, service and warehouse operations in Europe and Asia. The $9.8 million integration charge includes $5.8 million for severance and other termination benefits and $4.0 million for facility exit costs and asset write downs. As a result of the actions included in the $28.1 million plan, which were started in 1995 and all of which are expected to be substantially completed in the first half of 1996 except for certain personnel reductions at Widia, the Company expects annual cost savings of approximately $19 million. The total cash cost of $21.0 million will be funded by operations and bank borrowings.

  Other-net increased by $3.5 million due to a $1.5 million increase in financing fees on the sale of receivables, as well as the effects of the acquisitions.

  Minority shareholders' interests in earnings of subsidiaries relates principally to Widia's 51% interest in a public company in India.

  Interest expense, net of interest income, was $24.8 million in 1995 compared to $15.3 million in 1994. The primary cause of the increase was higher borrowing levels to support the Widia and Talbot acquisitions.

 Income Taxes

  The provision for income taxes in both 1995 and 1994 consists primarily of U.S. state and local income taxes and non-U.S. income taxes in certain profitable jurisdictions. The Company entered 1995 and 1994 with U.S. net operating loss carryforwards of $38 million and $17 million, respectively. The Company also had net operating loss carryforwards in certain non-U.S. jurisdictions. As a result, U.S. federal income taxes and taxes in certain non-U.S. jurisdictions are minimal in both years due to the realization of certain fully reserved deferred tax assets, particularly the aforementioned net operating loss carryforwards.

 Earnings

  Net earnings in 1995 were $105.6 million, or $3.04 per share, compared to $37.7 million, or $1.10 per share in 1994. The net earnings in 1995 included $48.6 million, or $1.40 per share, resulting from the combined effects of the gain on the disposition of two businesses, offset by the integration charge. Excluding these items, net earnings increased from 1994 by $19.3 million, or $.54 per share.

1994 COMPARED TO 1993

 New Orders and Backlog

  New orders for 1994 were $1,238 million, which represented a $268 million, or 28%, increase over 1993. Orders for plastics machinery increased $174 million, or 48%. Approximately $100 million of the increase resulted from the acquisition of Ferromatik late in 1993. Other contributing factors included higher demand for U.S.-built injection molding machines and a single $17 million European order. Machine tool new orders increased $47 million, or 16%, due to a greater demand for Wolfpack-designed products, primarily vertical machining centers. Orders for industrial products increased $48 million, or 15%, due primarily to the timing of the Valenite acquisition and strengthening demand in the U.S.

  U.S. export orders approximated $124 million in 1994 compared to $100 million in 1993. The increase in export orders was primarily attributable to the plastics machinery segment.

  At December 31, 1994, the backlog of unfilled orders was $287 million compared with $246 million at the beginning of 1994. The increase in backlog was primarily attributable to greater demand for Ferromatik plastics machinery and vertical machining centers.

 Sales

  Sales in 1994 were $1,197 million, which represented a $168 million, or 16%, increase over 1993. The sales increase was primarily attributable to: (i) a $147 million, or 41%, increase in plastics machinery sales, which included an approximate $80 million increase resulting from the acquisition of Ferromatik in late 1993, with the rest of the plastics machinery increase coming from injection molding machines and (ii) a $38 million increase in industrial products sales, of which about half resulted from the inclusion of Valenite's sales for twelve months in 1994 versus eleven months in 1993. Machine tool sales declined by $17 million, or 5%, resulting primarily from a decline in demand from the aerospace market.

  Sales of all segments to non-U.S. markets increased in 1994 by $119 million, or 40%, primarily due to the effect of the Ferromatik acquisition. Export shipments increased by $23 million, or 20%, primarily due to increases in exports of injection molding machines to Mexico. In 1994, products manufactured outside the U.S. were 27% of consolidated sales as compared to 19% in 1993, while products sold outside the U.S. were 35% of consolidated sales as compared to 29% in 1993.

 Margins, Costs and Expenses

  Manufacturing margins increased to 24.4% in 1994 from 23.1% in 1993. Margins for all three segments improved. Plastics machinery benefited from increased volume and more stable pricing; machine tools reduced its costs due to the consolidation (see "--Consolidation Charge"); and industrial products achieved benefits from increased U.S. sales of grinding wheels, metalworking fluids and cutting tools.

  Selling and administrative expense as a percent of sales was 19% in both 1994 and 1993.

  The $22.8 million disposition of a business in 1993 resulted from the decision to sell Sano, due in part to continuing operating losses. Sano was included in the plastics machinery segment.

  Other-net increased by $5.2 million due to: (i) a $2.8 million increase in financing fees, principally attributed to the sale of receivables and (ii) the inclusion in 1993 of a $2.5 million gain on the sale of surplus land.

  Interest expense, net of interest income, was $15.3 million in 1994 compared to $13.4 million in 1993. The increase was due to higher borrowing levels as well as higher interest rates.

 Consolidation Charge

  In December, 1993, management adopted a plan to reduce machine tool manufacturing capacity by consolidating U.S. machine tool manufacturing into facilities in Cincinnati and accordingly recorded a charge of $47.1 million in the fourth quarter of 1993. Production at the Company's two machine tool facilities in Fountain Inn and Greenwood, South Carolina, was phased out during 1994 and the plants were closed in the fourth quarter of 1994.

  The consolidation plan included a provision for the phase out of production in South Carolina offset by a simultaneous ramp up of production in Cincinnati to minimize the effect of the consolidation on 1994 sales.

However, two important factors necessitated adjustments to the original plan. First, the favorable job market in South Carolina resulted in an unexpectedly high early attrition rate affecting both production employees and certain other employees who were key to the execution of the production phase-out plan. The early attrition was particularly acute in parts manufacturing and resulted in an earlier than expected loss of capability in this area, slowing the phase out of production in South Carolina and hampering the ramp up of production in Cincinnati. To offset some of the lost capability, the Company had to temporarily utilize more costly subcontract sources. Second, market demand for machine tool products, including products previously manufactured in South Carolina, was strong in 1994. This temporarily strained key suppliers, causing parts shortages and further slowing the ramp up of production in Cincinnati. These production delays and inefficiencies during the consolidation process contributed to lower than expected operating earnings in the machine tools segment and resulted in an estimated $20 million to $30 million reduction in 1994 sales of products previously manufactured in South Carolina.

  Completion of the consolidation was originally expected to result in a net employee reduction of 235 in U.S. machine tool operations. However, increased customer demand for machine tool products, including the products being transferred from South Carolina, resulted in a net employee reduction of 150. As a result of the larger than expected number of voluntary terminations and transfers to Cincinnati, the cost for severance and other fringe benefits was approximately $6 million less than anticipated. Simultaneously, the delay in the phase out of production in South Carolina resulted in additional operating losses of approximately $2 million through the closure date of the two plants. The net $4 million reduction in the cost of the consolidation was utilized to absorb incremental costs arising from the 1990 and 1991 machine tool restructurings, including the lower estimated net proceeds from the sale of the Heald facility, the closure of certain overseas sales offices and the restructuring of U.S. machine tool operations.

  The consolidation was originally expected to result in annual cost savings of approximately $16 million. Approximately $12 million of the $16 million in anticipated savings related to the planned net employee reduction of 235 people. As a result of the lower than expected reduction, the actual annual cost savings were $4 million less than originally anticipated. However, higher margins associated with increased sales offset this reduction.

  The consolidation plan was essentially completed by year-end, 1994, although the Company experienced some production difficulties in early 1995 which were related to the consolidation and a simultaneous increase in customer demand.

 Income Taxes

  The provision for income taxes in both 1994 and 1993 consists primarily of U.S. state and local income taxes and non-U.S. income taxes in certain profitable jurisdictions.

  Income taxes were minimal in 1994 because benefits from the utilization of the Company's U.S. and non-U.S. net operating loss carryforwards were applied as a reduction of the provision for income taxes.

  Current tax benefits were not offset against the U.S. loss in 1993 in accordance with the income tax accounting rules that became effective January 3, 1993. In addition, current tax benefits could not be recognized for losses in certain non-U.S. jurisdictions.

 Earnings

  Earnings before extraordinary item and cumulative effect of changes in methods of accounting improved to $37.7 million, or $1.10 per share, in 1994 compared to a loss of $45.4 million, or $1.41 per share, in 1993. The 1993 loss was caused by the $47.1 million consolidation charge described above and the $22.8 million charge for the disposition of a business described above.

  The net loss for 1993 included the effect of an extraordinary charge of $4.4 million, or $.14 per share, related to the early extinguishment of $60 million of 12% debentures.

  The net loss for 1993 also included the effect of adopting SFAS No. 109, "Accounting for Income Taxes", and SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", effective January 3, 1993, resulting in charges to earnings totaling $52.1 million, or $1.61 per share. Except for the cumulative effect, the new rules regarding postretirement medical benefits did not significantly affect the Company's earnings in any of the years presented, while the new rules regarding income taxes had the effect of reducing the Company's effective tax rate in all the years presented due to the realization of net operating loss carryforwards.

  Net earnings were $37.7 million, or $1.10 per share, in 1994, compared to a net loss of $101.9 million, or $3.16 per share, in 1993. The 1993 net loss was caused by the aforementioned charges, the extraordinary item and the cumulative effect of changes in methods of accounting that totaled $126.4 million.

LIQUIDITY AND SOURCES OF CAPITAL

  At December 30, 1995, the Company had cash and cash equivalents of $133 million, an increase of $112 million during the year. The increase resulted primarily from the sale of ESD near the end of 1995.

  Operating activities provided $41 million of cash in 1995 after deducting incremental cash costs of the industrial products integration and the U.S. machine tool consolidation of $11 million. Operating activities provided $8 million in 1994. Working capital improved by $241 million in 1995 and the current ratio improved to 2.0. These improvements resulted primarily from the acquisitions and divestitures.

  Expenditures for new property, plant and equipment in 1995 were $52 million, compared to $43 million in 1994. Proceeds from the disposal of property, plant and equipment for 1995 were $10 million compared to $4 million in 1994. Proceeds during both years included amounts related to the sale of surplus assets and the sale and operating leaseback of certain manufacturing equipment. The 1996 capital budget is $86 million, some of which may be financed through operating leases.

  In 1995, the acquisitions of Widia and Talbot resulted in cash payments of $114 million, including the related professional fees. Also in 1995, the Company realized proceeds of $120 million on the disposition of ESD and AMT. While a portion of the proceeds from the ESD sale were used to partially repay existing bank borrowings before year-end 1995, the majority is included in cash and cash equivalents in the accompanying Consolidated Balance Sheet.

  The Widia acquisition was financed by borrowing $87 million under the Company's revolving credit facility, that portion of which is classified as long-term debt. Also in 1995, the Company issued $100 million of 7 7/8% notes. The proceeds were used principally to pay down other long-term debt and to reduce amounts payable to banks. The subsequent acquisition of Talbot was financed by available cash and increasing amounts payable to banks.

  The Company had a number of short-term intercompany loans and advances denominated in various currencies totaling approximately $61 million at December 30, 1995, that were subject to foreign currency exchange risk. The Company also enters into various transactions, in the ordinary course of business, for the purchase and sale of goods and services in various currencies. The Company hedges its exposure to currency fluctuations related to short-term intercompany loans and advances and the purchase and sale of goods under firm commitments by entering into foreign exchange contracts to minimize the effect of foreign currency exchange rate fluctuations related to significant transactions. The Company is currently not involved with any additional derivative financial instruments.

  At year-end 1995, the Company had lines of credit with various U.S. and non-U.S. banks of approximately $370 million, including a $150 million committed revolving credit facility. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. The revolving credit facility was amended in May, 1995, to allow for the purchase of Talbot, to extend the debt maturity to 1998, and, at the Company's request, to reduce the amount of the facility to $150 million to reduce facility fees. The facility imposes a number of restrictions, including restrictions on total indebtedness in relation to total capital. The Company has remained in compliance with the restrictions imposed by the facility since its inception. Under the provisions of the amended facility, the Company's additional borrowing capacity totaled approximately $192 million at year-end 1995.

  The interest rates on the lines of credit and the financing fees on the receivables purchase agreement fluctuate based on changes in prevailing interest rates in the countries in which amounts are borrowed or receivables are sold. At December 30, 1995, approximately $180 million was subject to the effects of fluctuations in interest rates under these arrangements. Future changes in interest rates will affect the Company's interest expense and other financing costs.

  Total debt was $356 million at December 30, 1995, an increase of $129 million over 1994. The ratio of total debt to total capital (debt plus equity) was 57% at December 30, 1995, down from 59% at year-end 1994. The Company believes that its cash flow from operations and available credit lines will be sufficient to meet its debt service, capital expenditures and other operating requirements, including those associated with the acquisition of D-M-E (see "--Subsequent Events").

SUBSEQUENT EVENTS

  On January 26, 1996, the Company completed the acquisition of D-M-E. With 1995 sales of approximately $175 million, D-M-E is the largest U.S. producer of mold bases, standard components and supplies for the plastics injection mold-making industry. The acquisition was financed initially through the execution of $183 million of notes payable to the seller along with $62 million of cash. One promissory note of $12 million was subsequently paid. The other notes mature on January 26, 1997, but are subject to prepayment at the option of either the buyer or the seller at any time after July 26, 1996. To finance the acquisition, the Company completed an amendment to its revolving credit facility that increased the facility to $300 million and extended the debt maturity to January 31, 2000. After giving effect to the acquisition on a pro forma basis, as if the transaction had been completed by year-end 1995, the Company's unused borrowing capacity would be approximately $30 million and its debt to capital ratio would be 66%. The Company intends to use the net proceeds of the Common Stock Offering to refinance a portion of the acquisition. See "Use of Proceeds".

OUTLOOK

  As for the future, the slowdown in the North American and European economies, which began in mid-1995, is likely to persist and the Company is planning on only modest economic growth in the second half of the year. Even in this environment, however, due to new product introductions and productivity improvements, the Company expects good improvements in sales and earnings in 1996, compared with 1995 results after excluding the effect of dispositions and the integration charge. These forward-looking statements by their nature involve risks and uncertainties that could significantly impact expected results, as described more fully in the Cautionary Statement below.

 Cautionary Statement

  The Company wishes to caution readers that all its forward-looking statements in the "Outlook" section above and elsewhere, which include all statements which, at the time made, speak about the future, are based upon its interpretation of what it believes are significant factors affecting its businesses. The Company believes the following important factors, among others, in some cases have affected, and, in the future, could affect, the Company's actual results and could cause the Company's actual consolidated results for 1996, and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company:

  . global economic conditions, consumer spending and industrial production in the United States and Europe, particularly in segments related to the level of automotive production and spending in the aerospace and construction industries;

  . fluctuations in the exchange rates of U.S. and foreign currencies, particularly those of countries in Europe where the Company has several principal manufacturing facilities;

  . production and pricing levels of important raw materials, including plastic resins, which are a key raw material used by purchasers of the Company's plastics machinery products, and steel, cobalt, tungsten and industrial grains used in the production of metalworking products;

  . lower than anticipated levels of plant utilization resulting in production inefficiencies and higher costs, whether related to the delay of new product introductions, improved production processes or equipment, or labor relation issues;

  . any major disruption in production at key customer or supplier facilities;

  . alterations in trade conditions in and between the U.S. and non-U.S. countries where the Company does business, including export duties, import controls, quotas and other trade barriers; and

  . changes in tax, environmental and other laws and regulations in the U.S. and non-U.S. countries where the Company does business.

                                   BUSINESS

GENERAL

  The Company is a leading global manufacturer of products and provider of services and technology used to process engineered materials. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884.

  The Company has three business segments: plastics machinery, machine tools and industrial products. The Company's plastics machinery business includes injection molding machines, extrusion systems, blow molding machines, mold bases and auxiliary equipment. The Company's machine tool business consists of turning and machining centers, grinding machines, flexible manufacturing cells, and advanced systems primarily for the aerospace industry. The Company's industrial products business includes metalcutting tools, metalworking fluids, grinding wheels, carbide wear parts and industrial magnets.

  The Company has gone through a major transformation over the last three years, primarily through strategic acquisitions, accelerated new product development, expanded distribution, and the consolidation of its U.S. machine tool operations. As a result, the Company has achieved a more equal balance among its segments' sales, and between its U.S. and non-U.S. sales. From 1992 to 1995, the Company's consolidated sales have grown at a compound annual rate of 28% from $789 million to $1.6 billion.

  In 1995, more than 40% of sales came from the industrial products segment, making it the Company's largest business segment in that year. The plastics machinery segment was the second-largest business segment in 1995, with approximately 35% of sales, while the machine tool segment contributed about 25% of sales. The Company expects plastics machinery segment sales to increase significantly as a result of the acquisition of D-M-E in January of 1996, as described below. The Company expects the growth in industrial products and plastics machinery sales will make it less susceptible to the historically severe business cycles and lower margins characteristic of the machine tool business.

  Today, the Company sells products and provides services to industrial customers throughout the world. Sales to customers outside the U.S. increased from $298 million in 1993, representing 29% of total sales, to $784 million in 1995, representing 48% of total sales. The Company has been successful in penetrating international markets through acquisitions, expanded distribution, increased exports, and license and joint venture agreements. The Company believes its current geographic sales balance helps compensate for varying economic cycles around the world and that its increased presence outside the U.S. will reduce its dependence upon the U.S. economy.

  The Company has a long-standing reputation for quality and technological leadership. Virtually all of the Company's plastics machinery products and machine tools are computer controlled. Many of these machines are sold with advanced application software, like software to control machine tools that fabricate aircraft parts from composite materials. In plastics machinery, the Company believes its new all-electric machine is revolutionizing the injection molding process by greatly improving quality and productivity. The Company also believes it is a leader in providing programs to manage all of the wet chemistry in customers' metalworking plants.

STRATEGIC ACQUISITIONS AND DIVESTITURES

  The Company continually explores acquisition, divestiture and consolidation opportunities when it believes such actions could expand markets, enhance product synergies or improve earnings potential for the long term. Over the last three years, the Company has completed several strategic acquisitions and divestitures which the Company believes will increase its potential for further growth. In its plastics machinery segment, the Company acquired Ferromatik, the injection molding machine business of Kloeckner-Werke AG, in 1993 and D-M-E from The Fairchild Corporation in 1996.

  Ferromatik is one of Europe's leading manufacturers of plastics injection molding machines. With annual sales now in excess of $150 million, Ferromatik expanded the Company's plastics processing technology base and product line and enabled the Company to achieve its objective of establishing a plastics machinery manufacturing and distribution base in Germany to serve Europe and other markets.

  D-M-E is the largest U.S. producer of mold bases, components and supplies for the plastic injection moldmaking industry. With 1995 sales of approximately $175 million, D-M-E serves customers throughout the world with ten major manufacturing facilities, plus several international joint-venture operations. The Company believes D-M-E will enhance its plastics machinery business because it provides the mold bases, supplies and components used in the mold apparatus inside an injection molding machine. D-M-E is the market leader with a well-established reputation for high quality.

  In 1993, the Company disposed of its Sano plastics machinery business, due in part to continuing operating losses. In addition, the Sano business did not serve a major global market with good long-term growth potential.

  In the past three years, the Company has made three strategic acquisitions in its industrial products segment: Valenite, Widia and Talbot, all of which have metalcutting tools as their primary product line. The Company believes that it is now the second-largest U.S. and third-largest worldwide producer of carbide metalcutting tool systems.

  Valenite was acquired in February, 1993. With principal operations in the U.S. and Canada, it is a leading producer of consumable industrial metalcutting tools. Part of the industrial products segment, Valenite's 1995 sales approximated $235 million, excluding about $40 million of European sales now managed by Widia.

  Widia, acquired in February, 1995, is one of the world's leading producers of industrial metalworking products, with 1995 sales approximating $300 million. Widia's strong presence in Europe and India complements Valenite's strengths in the U.S. and Japanese markets. Widia also enhances the Company's technological base, diversifies its industrial consumable product line and expands its worldwide sales and distribution network. During 1995, the Company implemented an integration plan to maximize the synergies between Valenite and Widia worldwide. The plan will be substantially completed in 1996, and it is expected to generate $19 million of cost savings, some of which began to be realized in 1995.

  The Company acquired Talbot in July, 1995. With 1995 sales of approximately $40 million, Talbot is a major supplier of round high-speed steel and carbide metalcutting tools, such as mills and taps, and is the largest U.S. producer of end mills. These cutting tools, which are not produced by either Valenite or Widia, will be sold through their independent distributors and a direct sales force. The Talbot acquisition enabled the Company to increase its product coverage from approximately 40% to 65% of the types of cutting tools consumed by the world market.

  In 1995 the Company sold AMT, a small business that was purchased as part of the Valenite acquisition. Like Sano, this business did not serve a major global market with good long-term growth potential.

  In its machine tools segment, the Company sold ESD in December, 1995 for $105 million. ESD's 1995 sales to unaffiliated customers were approximately $30 million. ESD was sold to redeploy assets to more strategic businesses. To maintain control system continuity and development, the Company entered into a long-term supply and services agreement with the purchaser of ESD to continue to provide the Company's machine tool and plastics machinery businesses with technologically advanced control systems.

  In 1994, the Company completed a major consolidation of its U.S. machine tool operations, closing two plants in South Carolina and moving all of its U.S. production to its main machine tool facilities in Cincinnati, Ohio.

PRODUCT DEVELOPMENT AND CAPITAL EXPENDITURES

  As part of its objective to enhance its growth potential and global competitiveness, the Company continues to invest in research and development and in new capital equipment. Research and development investment in 1995 totaled $58 million, or 3.5% of sales. In 1995, the Company invested $52 million for capital additions, primarily to install highly advanced systems throughout its operations worldwide. For 1996, the Company is budgeting an increase in capital expenditures to a total of $86 million.

  To enhance its research and development effort, in recent years the Company has undertaken a major program for product development, process improvement and modernization. This program is named "Wolfpack" because of its emphasis on teamwork and fierce competitiveness. The objectives of Wolfpack are to design and produce new products at world-competitive levels of quality, performance, efficiency and cost. Substantially all of the Company's current machine designs have been developed using the Wolfpack methodology.

PLASTICS MACHINERY BUSINESS

  The Company believes it is the largest U.S. producer of plastics machinery and one of the three largest in the world. In 1995, the Company's plastics machinery segment sales were $570.1 million and this amount is expected to increase significantly in 1996 with the addition of D-M-E. The Company sells plastics machinery to manufacturers in several key industries, including automotive, construction, electronics, consumer goods and packaging. The Company believes it offers more varieties of machinery to process plastic than any other U.S. company.

  One of the Company's strengths in the plastics machinery business stems from having complete lines of machines for three major plastics processing technologies: injection molding machines, systems for extrusion and blow molding machinery. The Company also sells specialty equipment for plastics processing and rebuilds and retrofits older injection molding equipment manufactured by the Company or others.

  The Company distributes all of its plastics machinery products through a combination of a direct sales forces and independent agents who are geographically spread throughout the key markets of the world.

 Plastics Machinery Industry

  The market for plastics machinery has grown steadily over the past four decades, as plastics have continued to replace traditional materials such as metal, wood, glass and paper in an increasing number of manufactured products, particularly in the transportation, construction, housewares, electrical, and medical industries. Advancements in both the development of materials, which make plastic products more functional, and the capabilities of plastics processing equipment have been major contributors to the steady growth in the plastics machinery market. In addition, consumer demand for safer, more convenient and recyclable products has increased the general demand for plastic products. Like other capital goods markets, the plastics machinery market is subject to economic cycles, but to a lesser degree than the machine tool market. In particular, the market for injection molding machines is driven by the consumer economy and the automotive industry. From 1992, plastics machinery orders have been strong, although the Company began to experience some softening of demand in the last half of 1995, but the Company expects continued growth.

  Custom molders, which produce a wide variety of components for many industries, are the single largest group of plastics machinery buyers. Other customer categories include the automotive industry, the electrical and packaging industries, the construction industry, manufacturers of housewares and appliances and producers of medical supplies. Among the factors that affect the plastics machinery market are the health of the consumer economy, residential and commercial construction and automotive production. Because of intense competition from international plastics machinery producers, currency exchange rates also have a significant impact. Fluctuations in the supply and prices of petrochemical feed stocks for resin supply may affect the businesses of the customers for plastics machinery and, in turn, the market for this equipment.

  Environmental concerns about plastics may have the potential to slow the growth of the plastics machinery market. However, some plastics raw materials suppliers, machinery makers and processors are developing methods of recycling to address environmental issues. The Company believes that environmental concerns have not had any discernible negative effect on the market to date. Nevertheless, the Company, through its membership in The Society of Plastics Industry (an industry trade association) and its affiliate, The American Plastics Council, is working with other leading companies within the plastics industry to address the role of plastics in the environment.

 The Company's Plastics Machinery Business

  With the acquisition of D-M-E in January of 1996, the Company's plastics machinery segment consists of four major products lines: injection molding machines, extrusions systems and blow molding machines, as well as standardized mold bases, components, and supplies for the plastics injection moldmaking industry.

  Injection Molding. The Company believes it is the largest U.S. producer of injection molding machines. Injection molding is the most common and versatile method of processing plastic, and it is used to make a wide variety of parts and products ranging from housewares and consumer goods to medical supplies and industrial components. The Company manufactures many types of injection molding machines, most all of which were developed using Wolfpack principles. The injection molding machine line includes machines powered conventionally (with hydraulics) as well as ones that are driven by servo motors (fully electric). Product standardization (which facilitates part commonality) and the modernization of the Company's manufacturing facilities and methods, as well as increased volumes, have enabled the Company to achieve significant economies of scale for the production of injection molding machines. The Company believes these factors have enabled it to become the lowest-cost U.S. producer of these machines. Additionally, the Company believes its success in injection molding machines has been due in large part to the development and marketing of its Vista line. Beginning in 1995, the Vista line is being modernized even further through the internationally designed and distributed Magna series of fully hydraulically-driven machines. In addition, the Company has enhanced and expanded its product offerings in 1995 with the Elektra line of all electrically driven machines.

  In November, 1993, the Company acquired Ferromatik, one of Europe's leading producers of injection molding machines. Ferromatik is recognized for its high-end technology, including multi-color machines, multi-component systems and other specialty applications. The acquisition included the Ferromatik lines of hydraulic and electric injection molding machines and a modern manufacturing facility in Malterdingen, Germany, as well as Ferromatik's worldwide marketing, sales and service network. The Ferromatik acquisition expanded the Company's plastics processing technology base and product line and enabled the Company to achieve its objective of establishing a plastics machinery manufacturing and distribution base in Germany to serve Europe and other markets. Ferromatik has provided a complementary fit with the Company's other injection molding machine businesses.

  The Company has completed a restructuring of Ferromatik to derive synergies between Ferromatik and other Company operations and to improve Ferromatik operations through implementation of manufacturing techniques and methods currently being used in the Company's U.S. plastics machinery operations. The Company believes that this restructuring has helped, and will continue to help, it to achieve its cost reduction goals in both marketing and manufacturing.

  The Company sells several of its successful U.S. and Ferromatik plastics machinery lines to European customers through Ferromatik's sales and distribution network.

  In May, 1995, the Company announced the startup of a joint venture with a well-established plastics machinery maker in India. This operation builds entry-level injection molding machines for Asian and South American markets.

  Extrusion Systems. The Company's extrusion systems business consists of the manufacture, sale and distribution of individual extruders and systems comprised of multiple units which are tooled to extrude a specific product in quantity. Such systems take longer to manufacture than injection molding machines. Extrusion systems, which are manufactured in both the U.S. and Austria, include twin-screw extruders and single-screw extruders. The Company believes it has a strong competitive position in each of these lines, and is the largest worldwide maker of twin-screw extruders. Twin-screw extruders are used to produce continuous-flow products such as pipe, residential siding, sheet lines and window frames. As a result, the business is closely tied to construction market cycles. Single-screw extruders are used in a variety of applications and systems such as blow molding, blown-film and cast-film systems, pipe and profiles and wire and cable applications.

  Blow Molding Machines. The Company's blow molding machine business consists of the manufacture, sale and distribution of extrusion blow molding machines, which are used to make a wide variety of products, including industrial parts, outdoor furniture, refuse containers, toys, and packaging containers.

  Mold Bases and Components. In January, 1996, the Company completed the acquisition of D-M-E, which the Company believes is the largest U.S. producer of mold bases, standard components and supplies for the moldmaking industry, serving customers throughout the world with ten major manufacturing facilities, plus several international joint venture operations. Its 1995 sales approximated $175 million. Like most of the Company's plastics business, D-M-E serves the largest segment of the market, the injection molding process. D-M-E complements the Company's other businesses because D-M-E provides the mold bases, supplies and components used in the mold apparatus inside the injection molding machines. The Company expects to achieve synergies in a number of areas, including manufacturing process, technology, marketing and distribution.

  Specialty Equipment. The Company sells a variety of specialty equipment used in the processing of plastics products, including peripheral auxiliary equipment such as material management systems, heat exchangers and product handling systems, all of which are manufactured by third parties to the Company's specifications. The Company also sells a line of vertical injection molding machines which are manufactured to the Company's specifications by a third party. The Company also rebuilds and retrofits older types of injection molding equipment sold by the Company or others, refitting them with new controls and software.

 Production Facilities

  For the plastics machinery segment, the Company maintains the following principal production facilities:

   FACILITY                                PRODUCTS
   --------                                --------
   Ahmedabad, India....................... Injection molding machines.
   Batavia, Ohio(a)....................... Injection and blow molding machines.
   Charlevoix, Michigan................... Mold components.
   Cincinnati, Ohio....................... Extrusion systems.
   Hillside, New Jersey................... Special mold base components.
   Lewistown, Pennsylvania................ Mold components.
   Madison Heights, Michigan.............. Mold base components.
   Malterdingen, Germany.................. Injection molding machines.
   Mechelen, Belgium...................... Mold base components.
   Melrose Park, Illinois................. Special mold base components.
   Monterey Park, California.............. Special mold base components.
   Mt. Orab, Ohio(a)...................... Plastics machinery parts.
   Neuenstadt, Germany.................... Special mold base components.
   Vienna, Austria........................ Extrusion systems.
   Windsor, Ontario, Canada............... Special machinery for mold bases.
   Youngwood, Pennsylvania................ Steel processing and mold components.

  --------
  (a) The plant in Batavia, Ohio operates under a long-term lease, which was financed by the sale of Clermont County Industrial Development Revenue Bonds. The plant in Mt. Orab, Ohio operates under a long-term lease, which was financed by the sale of State of Ohio Industrial Development Revenue Bonds. At the expiration of the long-term leases, the Company will acquire title to the leased properties at a nominal cost.

 Sales, Marketing and Customer Service

  The Company maintains a large direct sales force in the U.S. for its plastics machinery segment, which it supplements with independent agents. Internationally, the Company uses both a direct sales force and independent agents. In the U.S., the plastics machinery business uses the Company's Cincinnati, Ohio, headquarters, as well as sales and service centers in Allentown, Pennsylvania; Charlotte, North Carolina; Chicago, Illinois; Dallas, Texas; Detroit, Michigan; and Los Angeles, California to market its products and provide customer support and training. Through its Austrian and Ferromatik subsidiaries, the Company has an extensive sales, marketing, service and distribution system throughout Europe.

 Competition

  The markets for plastics machinery in North America and worldwide are highly competitive and are made up of a number of U.S., European and Asian competitors. The Company believes it has a significant share of the U.S. market for the type of products it produces, and, with the D-M-E acquisition, the Company believes it is the broadest-line maker of equipment, supplies and systems for plastics processing in the world. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category. Principal competitive factors in the plastics machinery industry are: product features, technology, quality, performance, reliability, speed of delivery, price and customer service. The Wolfpack program is designed to maintain and enhance the Company's competitive position worldwide with respect to each of these competitive factors.

MACHINE TOOL BUSINESS

  The Company is a leading U.S. producer of machine tools. A machine tool is a power-driven machine that is used to cut, form or shape metal. Machine tools are typically installed as capital equipment in metalworking industries. In 1995, the Company's machine tool segment sales were $409.0 million.

 Machine Tool Industry

  The primary customers for this $25-billion worldwide market for metalcutting machine tools are the automotive industry; machine shops; producers of farm, construction, off-road and power generation equipment; manufacturers of bearings; the aerospace industry; the die and mold industry; and a variety of other metalworking manufacturers. The machine tool industry has historically been cyclical with relatively long lead times between orders and shipments. Machine tool sales are affected by capital spending levels, interest rates, tax and depreciation policies, international competition, currency exchange rates and general economic conditions.

 The Company's Machine Tool Business

  The Company designs, builds and sells a variety of standard and advanced computer numerically controlled ("CNC") metalcutting machine tools for various industries, including industrial components, job shops, automotive and aerospace. The Company's core machine tool operation, the standard machine tool business, manufactures horizontal machining centers, vertical machining centers, turning centers, centerless grinders and automated flexible manufacturing cells for the metalworking industry. The products of the Company's advanced machine tool systems business include large, multi-axis metalcutting and composites processing systems for the aerospace industry; large, multi-axis machines for manufacturers of farm, construction, off-road vehicles and power generation equipment and for the die and mold industry. ESD, which was formerly part of the Company's machine tool business, manufactures computer controls for the Company's machine tools and plastics machinery. ESD was sold in December, 1995, and the Company entered into an extensive seven-year supply and services agreement with the purchaser.

 Standard Machine Tool Products

  Horizontal CNC Machining Centers. The Company produces CNC horizontal machining centers for basic metalworking operations in a number of industries. These machines are suited to the manufacture of prismatic components such as transmission and gear casings, pump bodies or other box-like parts. Machines are equipped with standard automatic parts and tool changers, and precision rotary tables for multi-sided processing of a single or several parts. Typical operations involve highly precise milling, drilling, boring, tapping, reaming and routing.

  Vertical CNC Machining Centers. Similar to the horizontal machining centers in the basic types of metal removal operations performed, the vertical machining centers are better suited to the manufacture of flat, plate-like parts for a broad spectrum of industries including mold and die machining. All models utilize automatic tool interchange for efficient processing. Add-on features can further enhance productivity by automating the loading and unloading of parts.

  CNC Turning Centers. Also called CNC lathes, turning centers shape cylindrical parts which are rotated at high speed against a stationary tool to perform metal removal operations. Typical examples of parts manufactured with CNC lathes are shafts, pulleys, spindles or similar rotating parts. Though primarily designed to provide a symmetrical cross-section, some models are capable of applying rotating tools such as milling cutters or drills. This expanded capability allows for more comprehensive part processing while the part is still in the turning center, a feature that can eliminate additional handling and processing on a separate machine.

  CNC Grinding Machines. CNC precision grinding machines are used to bring a part surface into a more precise dimension or surface. There are several kinds of grinding processes. The Company specializes in centerless grinding machines, which grind external diameters of cylindrical parts such as compressor shafts and cam shafts. The Company believes that it has a long-standing leadership position in the U.S. centerless grinding business with an installed base of several thousand machines.

  Automated Flexible Manufacturing Cells. Automated flexible manufacturing cells consist of one or more processing machines (usually standard machine tools), ancillary equipment for parts and tools handling and computer hardware and software to automate and integrate all necessary functions, allowing for lightly-manned or unattended operation. These systems are used widely throughout the metalworking industry and generally feature a number of computer-driven functions, such as work and tool scheduling and quality control. Automated flexible manufacturing cells are a major focus of a number of U.S. companies seeking to update plant and equipment to enhance their productivity and international competitiveness. The Company believes that its Wolfpack-developed cell control hardware and software have enabled it to obtain a leadership position in the U.S. automated flexible manufacturing cells market.

 Advanced Systems

  Metalcutting and Composites Processing Systems for Aerospace. The Company believes it is one of the world's leading producers of large five-axis machining centers and profilers. These machines are generally used to create intricately contoured surfaces in components manufactured by the aerospace industry. Typical materials machined include aluminum and high-strength alloys such as titanium.

  The Company is also a pioneer and world leader in the development of new machines and systems to automate the manufacture of components made of advanced composite materials, such as carbon or graphite fibers in combination with epoxy. These systems are used by the aerospace industry to manufacture a variety of high strength-to-weight ratio structural and air surface components. The Company's unique fiber-placement machine was recently honored by R&D Magazine as one of the most significant inventions in 1995.

  Large Machine Tools. The Company makes large metalcutting machines and systems for the manufacturers of heavy machinery such as farm and construction implements and machinery, off-road vehicles and power generation equipment.

  Applied Production Turning Centers and Centerless Grinding Machines. The Company also specializes in the customized application of production turning centers and centerless grinding machines designed to meet exacting specifications and high volume parts production. The Company's applied CNC turning centers are used by the automotive industry in a number of applications, including those which require an extremely accurate finishing process. Other significant users of these machines are precision bearing manufacturers where machining tolerances are measured in millionths of an inch.

  Electronic Systems. In December, 1995, the Company sold its Electronic Systems Division. To maintain control system continuity and development, the Company entered into an extensive seven-year supply contract with the purchaser for electronic controls used on the Company's machine tools and plastics machinery. The

Company continues to develop and maintain its own applications software. The decision to sell ESD was made to redeploy assets to more strategic businesses. ESD's 1995 sales to unaffiliated customers were approximately $30 million.

 Production Facilities

  For the machine tool segment, the Company maintains the following principal production facilities:

   FACILITY                 PRODUCTS
   --------                 --------
   Birmingham, England..... Standard vertical machining centers.
   Cincinnati, Ohio (4
    plants)................ Standard machine tools products and advanced systems.

 Sales, Marketing and Customer Service

  A strong distribution network is one of the cornerstones in the Company's strategy to improve its position in the global market for standard machine tools. The Company markets machine tools in North America through a comprehensive network of independent distributors assisted by the Company's factory support and direct sales force. Through these distributors, the Company currently has approximately 275 sales people representing its machine tool business in North America. In the past year, the Company has upgraded its European distributor network by tripling the number of sales people to over 150.

  The Company believes that applications expertise, field-service engineering and customer support are important for all its products, especially for grinding machines, aerospace and special machines and automated flexible manufacturing cells. In addition to its marketing and service headquarters in Cincinnati, Ohio, the Company maintains regional offices in Detroit, Michigan; Birmingham, England; Offenbach, Germany; and Singapore.

 Competition

  The worldwide machine tool industry is made up of a number of competitors, none of which has a dominant market share. The markets for the Company's machine tools segment products are highly competitive in the U.S. and internationally, with strong competition from U.S., European and Asian companies in all markets. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category.

  Principal competitive factors for products in the machine tool business are product features or capabilities (including controls and software), quality, performance, reliability, technology, speed of delivery, price and customer service. The Wolfpack program is designed to enhance the Company's competitive position with respect to each of these factors. In certain aerospace and grinding machine lines, the Company has significant market positions and relatively few competitors. However, in the case of standard machine tool products and automated flexible manufacturing cells, there are many competitors and no one company has market dominance.

INDUSTRIAL PRODUCTS BUSINESS

  The Company produces five basic types of industrial products: metalcutting tools, metalworking fluids, precision grinding wheels, carbide wear parts and industrial magnets, representing over 140,000 different products. In 1995, sales of the Company's industrial products segment were $670.2 million. The Company believes it is a leader in many new product technologies, including synthetic lubricants, use of synthetic ceramic abrasives, high-performance cutting tool coatings, and product designs using computer modeling. Over 75% of the Company's industrial products sales are of consumable products, which means they are depleted during the process for which they are used, offering the Company a continuous opportunity to sell replacement products to its customers. The Company believes that its industrial products business complements its plastics machinery and machine tool businesses, because the industrial products business is exposed to less pronounced business cycles and, therefore, generates more consistent cash flows.

 Industrial Products Industry

  The Company's industrial products business participates in a $35 billion world market, which traditionally has grown at a rate approximating the growth of the world GDP. The Company's products address approximately $20 billion of the world market with heaviest market penetration in the U.S. and Europe, and in the case of metalcutting tools, India. The Company serves customers in the automotive, industrial components, and electrical industries, as well as job shops.

 The Company's Industrial Products Business

  Metalcutting Tools. Metalcutting tools are made of carbide, steel and other materials and include systems to hold these tools used on machine tools for use in a wide variety of metalcutting operations. The Company believes that, through its subsidiaries, Valenite, Widia and Talbot, it is the second-largest producer of carbide metalcutting tool systems in the U.S. and the third-largest worldwide. Valenite manufactures over 33,000 products, including an extensive line of cutting tool inserts in a wide variety of materials and geometries for turning, boring, milling and drilling, and standard and special steel insert holders. Valenite has an excellent market position in the automotive, off-road vehicle and truck industries and has strong market positions in carbide wear parts for metalforming and in products requiring the wear and corrosion-resistant properties of tungsten carbide.

  In February, 1995, the Company completed the acquisition of Widia, a major European metalcutting tool maker with key production facilities in Germany and other Western European countries. Widia also owns a 51% interest in Widia (India) Ltd., an Indian public company. Widia's product lines include tungsten carbide cutting tool inserts and steel insert holders needed for metalcutting operations, carbide wear parts used in forming and stamping metal, and both soft and permanent industrial magnets, used in automotive and other applications.

  In 1995, the Company initiated a $28 million plan to integrate certain Valenite and Widia operations, primarily in Europe and Japan. This plan involves the closing of two manufacturing plants, the downsizing of another plant, a reduction in employment levels at another plant and the headquarters facility, as well as the consolidation of numerous sales, customer service and warehousing operations in Europe and Japan. In total, the execution of the plan is expected to result in the elimination of approximately 290 production, sales and administrative personnel. As a result, the Company expects to achieve annual cost reductions of approximately $19 million, a portion of which has already been realized in 1995. The majority of the expected cost reductions will be fully realized in 1996.

  In July, 1995, the Company completed the acquisition of Talbot, a major supplier of round high-speed steel and carbide metalcutting tools and the largest U.S. producer of end mills, as well as a leading tap producer. Talbot, with annual sales of approximately $40 million, enables the Company to enter the market for round tools, including high-speed steel and carbide end mills, taps, countersinks, counterbores and reamers. These products are highly complementary to the products made by Valenite and Widia. The Company expects to expand Talbot products into non-U.S. markets.

  Metalworking Fluids. Metalworking fluids are proprietary chemical compounds and emulsions used as lubricants, coolants and corrosion inhibitors in a wide variety of metalcutting and metalforming operations. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines, and bearings as well as general metalworking shops. The Company is a full-line supplier, offering water-based fluids (synthetics), waterbased oil-bearing fluids (semi-synthetics) and oil-based fluids. Over the last four years, the Company expanded its lines of soluble oils, base oils and synthetic fluids. In 1993, the Company developed a brand of fluid called Valcool designed to work with all metalcutting tools that is being marketed through Valenite's market channels. Valcool sales quadrupled in 1995. In 1996, the Company plans to introduce a Widacool line of fluid in Europe.

  The Company also is the leader in providing certain customers with comprehensive fluid management programs. This involves the Company's engineers working full-time on site at the customer's plant to oversee and optimize all wet chemistry, including metalworking fluids used in the plant.

  Grinding Wheels. Grinding wheels are rotating tools made of granular abrasive materials bonded together with vitreous or resin materials, which are used by manufacturers in the metalworking industry. The Company believes that it is now the second-largest U.S. producer of grinding wheels. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines and bearings as well as general metalworking machine shops. The Company designs and manufactures a wide variety of precision abrasive grinding wheels, including resin-bonded, vitrified, cubic boron nitride ("CBN"), diamond and synthetic ceramic abrasive types.

  The Company believes, based on tests in its laboratories, as well as in customer plants, that the Company's proprietary formulae and modern production equipment and techniques for the manufacture of precision grinding wheels give it advantages in terms of product quality, lower production costs and faster deliveries. The Company believes that it has also benefitted from technologies common to both grinding wheels and metalcutting fluids. The Company achieves lower production costs, in part, by finishing its wheels on CNC machines designed and built by the Company's machine tool business.

  Carbide Wear Parts. Carbide wear parts are various components made from sintered tungsten carbides having physical properties of very high hardness, wear resistance and resistance to chemical activity. Valenite and Widia manufacture three types of carbide wear parts: tooling components for metalforming, carbide rod for use in round tools, and metalforming and general wear parts to resist frictional wear and chemical activity.

  Industrial Magnets. Widia manufactures permanent industrial magnets and magnetic circuits for automotive, electrical and other industrial applications, as well as soft magnets for the telecommunications industry.

 Production Facilities

  For its industrial products segment, the Company maintains the following principal production facilities:

   FACILITY                                            PRODUCTS
   --------                                            --------
   Andrezieux, France................................. Carbide inserts.
   Bangalore, India................................... Carbide inserts, steel insert holders, carbide
                                                        wear parts and special
                                                        machine tools.
   Carlisle, Pennsylvania............................. Resin grinding wheels.
   Cincinnati, Ohio................................... Metalworking fluids and precision grinding
                                                        wheels.
   Detroit, Michigan (metro area) (3 plants)(a)....... Carbide inserts, special steel products and
                                                        gauging systems and
                                                        ceramic inserts.
   Essen, Germany (3 plants).......................... Carbide inserts, magnets and carbide rods.
   Gainesville, Texas(a).............................. Turning tools, milling cutters and boring
                                                        bars.
   Hardenberg, The Netherlands........................ Carbide wear parts.
   Lichtenau, Germany................................. Steel insert holders.
   Millersburg, Pennsylvania (2 plants)............... End mills, taps and counterbores.
   Nogales, Mexico(a)................................. Resin grinding wheels.
   Patancheru, India.................................. Rock tools.
   Sinsheim, Germany(a)............................... Special steel tooling products.
   Tokyo, Japan....................................... Carbide inserts and steel tools.
   Valley View, Ohio(a)............................... End mills.
   Vitoria, Spain..................................... Special braised tools.
   Vlaardingen, The Netherlands....................... Metalworking fluids.
   West Branch, Michigan (2 plants)................... Powder production and carbide wear parts.
   Westminster and Seneca, South Carolina (5 plants).. Carbide and diamond inserts.

  --------
  (a) The Gainesville, Texas plant, Nogales, Mexico plant, Tokyo, Japan plant, Sinsheim, Germany plant, Valley View, Ohio plant and three plants in the Detroit, Michigan (metro area) are leased from unrelated third parties.

 Sales, Marketing and Customer Service

  The Company generally sells its industrial products under multiple brands through parallel market channels, using direct sales, industrial distributors, agents and manufacturers' representatives, as well as industrial catalog sales. Most of the Company's sales are of products manufactured by the Company and sold under Company-owned brands. In addition, the Company sells its products under the brand names of other companies through their market channels, as well as products under Cincinnati Milacron's own brand names that are made by other companies. For all of its industrial products, the Company has 450 employees for direct sales and service and approximately 4,000 industrial distributors. Sales by distribution channel are summarized as follows:

   Valenite and Widia cutting tools and fluids     80% Direct
                                                   20% Distributor and Catalog
   Cincinnati Milacron fluids and grinding wheels  20% Direct
                                                   80% Distributor and Catalog
   Talbot tool brands                              10% Direct
                                                   90% Distributor and Catalog

 Competition

  The Company's main global competitors in its metalworking fluids business are large petrochemical companies and smaller companies specializing in similar fluids. There are a few large competitors in the U.S. grinding wheel market, one of which is significantly larger than the Company. The Company has many competitors for metalcutting tools but only two have higher worldwide sales.

PATENTS

  The Company holds a number of patents, none of which is material to any business segment.

EMPLOYEES

  During 1995, the Company employed an average of 11,701 people, of whom 5,340 were employed outside the U.S. As of year-end 1995, the Company employed 11,790 people.

BACKLOG

  The backlog of unfilled orders was $344.2 million at the end of 1995 and $287.1 million at the end of 1994. The backlog at year-end 1995 is believed to be firm and, in general, is expected to be delivered in 1996 and early 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and the Company's Restated Certificate of Incorporation and By-laws. Reference to these documents is hereby made for a complete statement of the provisions thereof, and the following summary is expressly qualified by such reference.

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $1.00 par value per share, 60,000 shares of 4% Cumulative Preferred Stock, $100 par value per share (the "Preferred Stock"), and 10,000,000 shares of Serial Preference Stock, $1.00 par value per share (the "Serial Preference Stock"). As of March 22, 1996, there were 34,355,262 shares of Common Stock outstanding, held of record by approximately 6,000 stockholders. As of March 22, 1996, there were outstanding stock options to purchase an aggregate of 2,739,415 shares of Common Stock under the Company's employee option plans. As of April 4, 1996, there were 60,000 shares of Preferred Stock outstanding and no shares of Serial Preference Stock outstanding.

COMMON STOCK

  A holder of Common Stock who has beneficially owned his or her shares for at least 36 consecutive calendar months (a "long-term holder") is entitled to exercise 10 votes for each share held of record on all matters submitted to a vote of stockholders. Each holder of Common Stock who has held his or her shares for fewer than 36 consecutive calendar months (a "short-term holder") is entitled to exercise one vote for each share held of record on all matters submitted to a vote of the stockholders. A stockholder may be both a long-term holder and a short-term holder, in which case the stockholder is entitled to ten votes for each share with respect to which the stockholder is a long-term holder and one vote for each share with respect to which the stockholder is a short-term holder. Shares held in "street" or "nominee" name or by a broker, clearing agency, voting trustee, bank trust company or other nominee will be subject to a presumption that they are held by short-term holders. Such presumption may be rebutted by showing that each beneficial owner with respect to such shares is a long-term holder. Beneficial ownership generally is determined in accordance with Rule 13d-3, as in effect on April 22, 1986, promulgated under the Exchange Act. A change in beneficial ownership of a share of Common Stock will generally occur whenever there is a change in the person or any one of the persons who have or direct voting or investment power with respect to such share, unless the circumstances surrounding such transfer clearly indicate otherwise.

  A beneficial owner of any share of Common Stock acquired as a direct result of any of the following circumstances will be deemed to have been the continuous beneficial owner of such share from the date such share was acquired by the prior beneficial owner thereof: (i) the transfer of the beneficial ownership of a share of Common Stock by gift, bequest or otherwise through the laws of descent and distribution to, or for the benefit of, a member of the transferor's family or to a trust or custodianship for the benefit of such a family member, including a charitable lead trust or a charitable remainder trust where such a family member is the beneficiary of the annual return of the remainder interest in such trust or by a trustee to a trust beneficiary under the terms of the trust; (ii) the transfer of the beneficial ownership of a share of Common Stock from one spouse to another pursuant to divorce, separation or the laws of community property or other similar laws; (iii) the transfer of the beneficial ownership of a share to a committee, guardian, conservator, trustee in bankruptcy or other similar legally appointed successor to a beneficial owner; (iv) the transfer of the beneficial ownership of a share to a successor executor, trustee, guardian, conservator, committee, custodian or similar fiduciary with respect to such share; or (v) the transfer of a share from one employee benefit plan of the Company to another employee benefit plan of the Company. For purposes of clause (i) above, a family member shall include only a transferor's spouse, ancestors, lineal descendants, siblings and their descendants, a legally adopted child, aunts and uncles, mother-in-law, father-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins.

  Beneficial owners of shares issued by the Company as a direct result of a stock split, stock dividend or other type of share distribution or reclassification or rights offering will be deemed to have been the continuous beneficial owners of such shares from the date the original shares, with respect to which the newer shares or rights were issued, were acquired. Beneficial owners of shares acquired upon the exercise of employee stock options will be deemed to have been the beneficial owner of such shares from the dates on which the options were granted even if the options became exercisable at a later date. Beneficial owners who acquire shares upon distribution from employee benefit plans will be deemed to have been the beneficial owners of such shares from the date on which the shares were allocated to their accounts pursuant to such plans.

  If at any two consecutive annual meetings of the Company's stockholders the number of shares of Common Stock with respect to which holders have the right to cast ten votes per share is less than 15% of the total number of outstanding shares of the Common Stock (excluding from each such number shares issued by the Company after April 22, 1986, other than shares issued as a direct result of a stock split, stock dividend or other type of share distribution or reclassification or rights offering), the holders of Common Stock will have at each annual or special meeting of stockholders thereafter one vote per share, and, without any action by the Board of Directors or the holders of such shares, the provisions of the Restated Certificate of Incorporation which provide for ten votes per share for long-term holders will not be of any further effect.

  Except with respect to these voting provisions, shares of Common Stock of the Company are identical in all respects and constitute a single class of stock. Except as otherwise required by law or the Restated Certificate of Incorporation, the holders of the Preferred Stock vote together with the holders of shares of the Common Stock as a single class, with holders of shares of Preferred Stock having 24 votes per share.

  As of April 3, 1996, the Company's employee benefit plans held approximately 7.6% of the shares of Common Stock outstanding and officers and directors of the Company, their family members and other related holders held approximately 19.7% of such shares. The Company believes that the officers and directors of the Company, their family members and other related holders hold sufficient voting power to control the election of directors of the Company.

  Subject to the preference that may be applicable to any outstanding Preferred Stock and Serial Preference Stock, the holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividends on and Market Price of Common Stock". In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Common Stock Offering will be, fully paid and non-assessable.

PREFERRED STOCK

  Holders of the Company's Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends, at a rate of $4 per annum on the $100 par value thereof, and no more. These dividends are cumulative, and they shall be paid prior to the purchase or redemption by the Company of any Preferred Stock, any Serial Preference Stock or any Common Stock. They shall also be paid prior to any distribution in respect of the Common Stock or the Serial Preference Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock are entitled to receive out of the assets available for distribution to its stockholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to all accrued dividends in arrears at the date of the distribution, before any distributions of assets shall be made to the holders of Serial Preference Stock or Common Stock. The holders of the Serial Preference Stock and the Common Stock shall be entitled to share in any assets then remaining to the exclusion of the holders of Preferred Stock.

  The Preferred Stock may be redeemed by the Company at its election, by resolution of the Company's Board of Directors, upon not less than 30 nor more than 60 days' notice, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of stockholders of the

Company, each stockholder of Preferred Stock is entitled to 24 votes for each share of Preferred Stock held by him; except that, in the event that a default in dividends on the Preferred Stock shall be deemed to have occurred, the holders of the Preferred Stock, voting separately as a class, shall have the right at each stockholders' meeting thereafter at which 35% of the Preferred Stock is represented to elect one-third of the members of the Board of Directors to be elected at such meeting. A default in preferred dividends shall be deemed to have occurred if at any time dividends accrued or in arrears upon Preferred Stock shall amount to $4 per share or more.

  A two-thirds vote of the holders of Preferred Stock is required to amend, alter or repeal the terms of the Preferred Stock in any material respect; to increase the authorized amount of Preferred Stock or authorize a new class of stock having preference over or being in parity with the Preferred Stock as to dividends or assets, to create any obligation or security of the Company which is convertible into shares of any class having parity with, or a preference over, the Preferred Stock as to dividend and assets; or to sell all or substantially all of the assets of the Company or merge or consolidate the Company with any corporation other than a wholly owned subsidiary of the Company.

  CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  The following is a general discussion of the principal United States Federal tax consequences of the ownership and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is not intended to be exhaustive and is based on statutes, regulations, rulings and court decisions as currently in effect all of which may be changed either retroactively or prospectively. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder and applies only to Non-United States Holders that hold Common Stock as a capital asset. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States person or Non-United States Holder) as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

  For purposes of this discussion, "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source.

DIVIDENDS

  Dividends paid to a Non-United States Holder generally will be subject to withholding of United States Federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. No U.S. withholding will apply if the dividend is effectively connected with a trade or business conducted or deemed to be conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is attributable to a permanent establishment maintained or deemed to be maintained within the United States by the Non-United States Holder), but, instead, the dividend will be subject to the United States Federal income tax on net income that applies to United States persons. With respect to corporate holders, the dividend may also be subject to the branch profits tax of 30% (or if applicable, a lower treaty rate) imposed on "effectively connected earnings and profits" as defined for purposes of the United States Federal income tax. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules. A Non-United States Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION

  Subject to special rules described below, a Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted or deemed to be conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is attributable to a permanent establishment maintained or deemed to be maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax). Such tax is not collected by withholding.

  In addition, an individual Non-United States Holder who holds Common Stock would generally be subject to tax at a 30% rate on any gain recognized on the disposition of such Common Stock (which may be offset by capital losses allocable to U.S. sources) if such individual is present in the United States for 183 days or more in the taxable year of disposition and either (i) has a "tax home" in the United States (as specifically defined for purposes of the United States Federal income tax) or (ii) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States Federal income tax law applicable to certain United States expatriates. Non-United States Holders should consult applicable income tax treaties, which may provide for different rules.

  Also, special rules apply to Non-United States Holders if the Company is or becomes a "United States real property holding corporation" for United States Federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. If the Company were a United States real property holding corporation, gain or loss on a sale of the Common Stock by any Non-United States Holder (other than, in most cases, a Non-United States Holder that owns or owned (directly or constructively) 5% or less of the Common Stock during the five-year period ending on the date of such sale) would be treated as income effectively connected with the conduct of a trade or business within the United States by the holder and subject to the net income tax described above.

UNITED STATES FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States Federal estate tax purposes and may be subject to United States Federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for United States Federal estate tax purposes, however, applicable estate tax treaties may provide for a different credit.

LEGISLATIVE DEVELOPMENTS

  Legislation has been proposed from time to time that, if enacted, would result under certain circumstances in the imposition of United States Federal income tax on gain realized from the disposition of Common Stock by certain Non-U.S. Holders who own or owned 10% or more of the Common Stock.

  It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

  United States Federal backup withholding tax (which, generally, is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder either at an address outside the United States (provided that the payor does not have actual knowledge that the payee is a United States person) or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock through a foreign office of a broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker that is a (i) United States person or (ii) a foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a United States or foreign broker of the proceeds of a sale of Common Stock of a Non-United States Holder is subject to both backup withholding and information reporting unless the holder certifies as to its name, address and non-United States status under penalties of perjury or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary.) The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Internal Revenue Service.

  The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the receipt of payments attributable to the Common Stock is subject to change.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated     , 1996, among the Company and the U.S. Underwriters (the
"U.S. Underwriting Agreement"), the underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, BT Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                                      NUMBER OF
   UNDERWRITER                                                       U.S. SHARES
   -----------                                                       -----------
   CS First Boston Corporation .....................................
   BT Securities Corporation .......................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated ..............
   J.P. Morgan Securities Inc. .....................................
                                                                      ---------
       Total .......................................................  4,400,000
                                                                      =========

  The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter in certain circumstances, the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

  The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to an additional 825,000 shares of Common Stock from the Company at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the Prospectus relating to the International Offering bears to the sum of the total number of shares of Common Stock in such tables.

  The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such
price less a concession of $    per share, and the U.S. Underwriters and such
dealers may allow a discount of $    per share on sales to certain other
dealers. After the public offering, the initial public offering price and concession and discount to dealers may be changed by the Representatives.

  The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

  Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

  This Prospectus may be used by underwriters and dealers in connection with sales of International Shares to persons located in the United States to the extent such sales are permitted by the contractual limitations on sales described above.

  The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of its Common Stock or any securities convertible into, or exchangeable or exercisable for, any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 90 days after the date of this Prospectus, provided, however, that the Company may issue Common Stock pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, and pursuant to the exercise of such options or issuances of Common Stock in connection with the Company's dividend reinvestment plan.

  The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

  Certain of the U.S. Underwriters and Managers and their affiliates have from time to time performed, and continue to perform, various investment banking and commercial banking services for the Company, for which customary compensation has been received.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  The validity of the issuance of the shares offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York. Certain legal matters with respect to the Common Stock Offering will be passed upon for the U.S. Underwriters and the Managers by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of the Company at December 30, 1995 and December 31, 1994, and for each of the three years in the period ended December 30, 1995, appearing herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of D-M-E incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, for the periods indicated in their report thereon which is included in Amendment No. 1 to the Company's Current Report on Form 8-K dated January 26, 1996. The financial statements audited by Arthur Andersen LLP have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the methods of accounting for postretirement benefits other than pensions and income taxes as of July 1, 1993 as discussed in Notes 7 and 11 to the combined financial statements.

                            CINCINNATI MILACRON INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Consolidated Statement of Earnings for the fiscal years ended the Sat-
 urday closest to December 31 in fiscal years 1995, 1994 and 1993......   F-2
Consolidated Balance Sheet as of the Saturday closest to December 31 in
 fiscal years 1995 and 1994............................................   F-3
Consolidated Statement of Changes in Shareholders' Equity for the fis-
 cal years ended the Saturday closest to December 31 in fiscal years
 1995, 1994 and 1993...................................................   F-4
Consolidated Statement of Cash Flows for the fiscal years ended the
 Saturday closest to December 31 in fiscal years 1995, 1994 and 1993...   F-5

Notes to Consolidated Financial Statements.............................   F-6

Report of Independent Auditors.........................................   F-19

CONSOLIDATED STATEMENT OF EARNINGS
CINCINNATI MILACRON INC. AND SUBSIDIARIES
FISCAL YEAR ENDS ON SATURDAY CLOSEST TO DECEMBER 31.

(In millions, except per-share amounts)

                                                                             1995        1994        1993
                                                                         --------    --------    --------
Sales...............................................................     $1,649.3    $1,197.1    $1,029.4
Cost of products sold...............................................      1,238.3       904.8       791.3
                                                                         ---------   --------    --------
  Manufacturing margins.............................................        411.0       292.3       238.1
Other costs and expenses
  Selling and administrative........................................        301.4       222.2       191.3
  (Gain) loss on disposition of businesses..........................        (71.0)        -          22.8
  Integration and consolidation charges.............................          9.8         -          47.1
  Minority shareholders' interests in earnings of subsidiaries......          2.3         -           -
  Other - net ......................................................          9.4         5.9          .7
                                                                         --------    --------    --------
    Total other costs and expenses..................................        251.9       228.1       261.9
                                                                         --------    --------    --------
Operating earnings (loss) ..........................................        159.1        64.2       (23.8)
Interest
  Income ...........................................................          3.2         2.6         2.3
  Expense ..........................................................        (28.0)      (17.9)      (15.7)
                                                                         --------    --------    --------
    Interest - net .................................................        (24.8)      (15.3)      (13.4)
                                                                         --------    --------    --------
EARNINGS (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING.............        134.3        48.9       (37.2)
Provision for income taxes..........................................         28.7        11.2         8.2
                                                                         --------    --------    --------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING.............        105.6        37.7       (45.4)
Extraordinary loss on early extinguishment of debt..................          -           -          (4.4)
Cumulative effect of changes in methods of accounting                         -           -         (52.1)
                                                                         --------    --------    --------
NET EARNINGS (LOSS).................................................     $  105.6    $   37.7    $ (101.9)
                                                                         ========    ========    ========
EARNINGS (LOSS) PER COMMON SHARE
  Earnings (loss) before extraordinary item and cumulative
    effect of changes in methods of accounting......................     $   3.04    $   1.10    $  (1.41)
  Extraordinary loss on early extinguishment of debt ...............          -           -          (.14)
  Cumulative effect of changes in methods of accounting.............          -           -         (1.61)
                                                                         --------    --------    --------
  NET EARNINGS (LOSS)...............................................     $   3.04    $   1.10    $  (3.16)
                                                                         ========    ========    ========

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET
CINCINNATI MILACRON INC. AND SUBSIDIARIES
FISCAL YEAR ENDS ON SATURDAY CLOSEST TO DECEMBER 31.



(In millions)                                    1995      1994
                                             --------   -------
ASSETS
  Current assets
    Cash and cash equivalents............    $  133.1    $ 21.5
    Notes and accounts receivable (less
      allowances of $12.9 in 1995 and
      $8.7 in 1994)......................       242.8     188.0
    Inventories
      Raw materials .....................        34.7      25.4
      Work-in-process and finished parts.       188.2     162.8
      Finished products .................       128.8      79.0
                                             --------    ------
        Total inventories ...............       351.7     267.2
    Other current assets.................        54.7      38.0
                                             --------    ------
      Total current assets ..............       782.3     514.7
  Property, plant and equipment - net ...       265.5     198.8
  Other noncurrent assets ...............       149.3      74.1
                                             --------    ------
  TOTAL ASSETS ..........................    $1,197.1    $787.6
                                             --------    ------


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
    Amounts payable to banks ............    $   20.3    $ 62.8
    Long-term debt and lease obligations
      due within one year................         3.3      21.1
    Trade accounts payable...............       109.9      99.2
    Advance billings and deposits........        42.7      39.6
    Accrued and other current
      liabilities........................       213.4     140.6
                                             --------    ------
      Total current liabilities..........       389.6     363.3
Long-term accrued liabilities............       204.6     123.5
  Long-term debt and lease obligations ..       332.2     143.0
                                             --------    ------
    TOTAL LIABILITIES....................       926.4     629.8
                                             --------    ------
  Commitments and contingencies..........         -         -
  Shareholders' equity
    4% Cumulative Preferred shares ......         6.0       6.0
    Common shares, $1 par value
    (outstanding: 34.3 in 1995
     and 33.7 in 1994) ..................        34.3      33.7
    Capital in excess of par value ......       266.0     255.5
    Accumulated deficit..................       (32.8)   (125.9)
    Cumulative foreign currency
      translation adjustments............        (2.8)    (11.5)
                                             --------    ------
      TOTAL SHAREHOLDERS' EQUITY.........       270.7     157.8
                                             --------    ------
  TOTAL LIABILITIES AND
    shareholders' equity.................    $1,197.1    $787.6
                                             ========    ======


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
CINCINNATI MILACRON INC. AND SUBSIDIARIES
FISCAL YEAR ENDS ON SATURDAY CLOSEST TO DECEMBER 31.


                                                                                                 Cumulative
                                                  4%                                                Foreign
                                          Cumulative        Common    Capital in                   Currency         Total
                                           Preferred        Shares,    Excess of   Accumulated  Translation  Shareholders'
In millions, except share amounts)            Shares   $1 Par Value    Par Value       Deficit  Adjustments        Equity
                                          ----------   ------------   ----------   -----------  -----------  ------------

BALANCE AT YEAR-END 1992.................       $6.0          $27.5       $143.3        $(37.5)       $(4.9)       $134.4

Issuance of 5,175,000 common shares in
  public offering........................                       5.2         95.4                                    100.6
Stock options exercised and restricted
  stock awarded for 854,918
  common shares..........................                        .8         12.8                                     13.6
Net purchase of 3,967 treasury shares....                                    (.2)                                     (.2)

Net loss for the year....................                                               (101.9)                    (101.9)

Cash dividends
  Preferred shares ($4.00 per share).....                                                  (.2)                       (.2)

  Common shares ($.36 per share).........                                                (11.6)                     (11.6)

Foreign currency translation
  adjustments............................                                                             (10.6)        (10.6)


- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT YEAR-END 1993.................        6.0           33.5        251.3        (151.2)       (15.5)        124.1

Stock options exercised and restricted
  stock awarded for 203,404
  common shares..........................                        .2          4.1                                      4.3
Sale of 6,998 treasury shares                                                 .1                                       .1
Net earnings for the year                                                                 37.7                       37.7
Cash dividends
  Preferred shares ($4.00 per share).....                                                  (.2)                       (.2)

  Common shares ($.36 per share).........                                                (12.2)                     (12.2)

Foreign currency translation
  adjustments............................                                                               4.0           4.0

- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT YEAR-END 1994.................        6.0           33.7        255.5        (125.9)       (11.5)        157.8

Contribution of 118,180 common shares
  to pension plan........................                        .1          3.3                                      3.4
Stock options exercised and restricted
  stock awarded for 418,755
  common shares..........................                        .5          7.4                                      7.9
Net purchase of 8,756 treasury shares....                                    (.2)                                     (.2)

Net earnings for the year................                                                105.6                      105.6
Cash dividends
  Preferred shares ($4.00 per share).....                                                  (.2)                       (.2)

  Common shares ($.36 per share).........                                                (12.3)                     (12.3)

Foreign currency translation
  adjustments............................                                                               8.7           8.7

- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT YEAR-END 1995.................       $6.0          $34.3       $266.0        $(32.8)       $(2.8)       $270.7
==========================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
CINCINNATI MILACRON INC. AND SUBSIDIARIES
FISCAL YEAR ENDS ON SATURDAY CLOSEST TO DECEMBER 31.



(In millions)                                                          1995       1994          1993
                                                                    -------     ------      --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
  OPERATING ACTIVITIES CASH FLOWS
    Net earnings (loss)..........................................   $ 105.6     $ 37.7      $ (101.9)
    Extraordinary loss on early extinguishment of debt...........       -          -             4.4
    Cumulative effect of changes in methods of accounting........       -          -            52.1
    Other operating activities providing (using) cash
      Depreciation  and amortization.............................      43.6       28.6          26.1
      Disposition of businesses..................................     (71.0)       -            22.8
      Integration and consolidation charges......................       9.8        -            47.1
      Deferred income taxes......................................     (25.3)        .5           1.5
      Working capital changes
        Notes and accounts receivable............................       3.9        4.8          31.6
        Inventories..............................................     (27.3)     (19.8)         24.2
        Other current assets.....................................      (1.4)       (.4)          5.1
        Trade accounts payable...................................       4.2       13.3          (8.3)
        Other current liabilities................................      (1.3)     (42.5)        (61.5)
      Increase in other noncurrent assets........................      (2.0)      (3.6)         (2.1)
      Increase (decrease) in long-term accrued liabilities.......       9.6       (6.2)        (10.1)
      Other - net................................................      (7.5)      (4.4)         (8.8)
                                                                    -------     ------      --------
        Net cash provided by operating activities................      40.9        8.0          22.2
                                                                    -------     ------      --------
  INVESTING ACTIVITIES CASH FLOWS
    Capital expenditures.........................................     (52.3)     (43.0)        (23.4)
    Net disposals of property, plant and equipment...............      10.3        4.3          22.2
    Acquisitions.................................................    (113.5)      (1.9)       (112.5)
    Disposition of businesses....................................     120.4        3.2           5.0
                                                                    -------     ------      --------
      Net cash used by investing activities......................     (35.1)     (37.4)       (108.7)
                                                                    -------     ------      --------
  FINANCING ACTIVITIES CASH FLOWS
    Dividends paid...............................................     (12.5)     (12.4)        (11.8)
    Increase in long-term debt...................................     190.0      115.4           -
    Repayments of long-term debt and lease obligations...........     (33.0)     (62.8)        (61.9)
    Increase (decrease) in amounts payable to banks..............     (49.8)     (12.5)         54.8
    Net issuance of common shares................................      11.1        4.4         114.0
    Redemption premium on early extinguishment of debt...........       -          -            (4.7)
                                                                    -------     ------      --------
      Net cash provided by financing activities..................     105.8       32.1          90.4
                                                                    -------     ------      --------
INCREASE IN CASH AND CASH EQUIVALENTS............................     111.6        2.7           3.9
Cash and cash equivalents at beginning of year...................      21.5       18.8          14.9
                                                                    -------     ------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................   $ 133.1     $ 21.5      $   18.8
                                                                    =======     ======      ========


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
FISCAL YEAR END

  The company's fiscal year ends on the Saturday closest to December 31 of each year. Fiscal year ends are as follows:
  1995: December 30, 1995
  1994: December 31, 1994
  1993: January 1, 1994

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONSOLIDATION

  The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

FOREIGN CURRENCY TRANSLATION

  Assets and liabilities of the company's non-U.S. operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at weighted-average exchange rates for the period. Net exchange gains or losses resulting from such translation are excluded from net earnings
(loss) and accumulated in a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in other costs and expenses - net in the Consolidated Statement of Earnings. Gains and losses on forward exchange contracts that are designated as hedges of foreign currency commitments are recognized as part of the specific transactions hedged.

CASH AND CASH EQUIVALENTS

  The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

INVENTORY VALUATION

  Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures. The principal methods of determining costs are last-in, first-out (LIFO) for most U.S. inventories and average or standard cost, which approximates first-in, first-out
(FIFO), for other inventories.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, including capital leases, are stated at cost or, for assets acquired through business combinations, at fair value at the dates of the respective acquisitions. Equipment leased to customers is accounted for under the operating lease method. For financial reporting purposes, depreciation is generally determined on the straight-line method using estimated useful lives of the assets.

  Property, plant and equipment currently idle and held for sale or identified for sale in the future are valued at the lower of historical cost less accumulated depreciation or estimated net realizable value. Carrying costs through the expected disposal dates of such assets are accrued at the time expected losses are recognized or, in the case of assets to be sold at a gain, charged to expense as incurred.

GOODWILL

  Goodwill, which represents the excess of acquisition cost over the net assets acquired in business combinations, is amortized on the straight-line method over periods ranging from 25 to 40 years and is included in other noncurrent assets in the Consolidated Balance Sheet. Amortization charged to earnings amounted to $1.5 million and $.4 million in 1995 and 1994, respectively. The amount for 1993 was not significant.

RETIREMENT BENEFIT PLANS

  The company maintains various defined contribution and defined benefit pension plans covering substantially all U.S. employees and certain non-U.S. employees. For defined benefit plans, pension benefits are based primarily on length of service and compensation. The company's policy is to fund the plans in accordance with applicable laws and regulations.

INCOME TAXES

  The company provides deferred income taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for all currently payable federal and state and local income taxes at applicable tax rates. Provisions are also made for any additional taxes on anticipated distributions from subsidiaries.

EARNINGS PER SHARE

  Earnings per common share are based on the weighted-average number of common shares and common share equivalents outstanding.

RECENTLY ISSUED PRONOUNCEMENTS

  Statement of Financial Accounting Standards No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. The adoption of this standard in 1996 is not expected to have a significant effect on the company's financial condition or results of operations.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires the company to either adopt the fair value method of accounting for stock options in its financial statements or to retain its existing method and disclose the pro forma effects of using the fair value method beginning in 1996. The company intends to retain its existing method of accounting for stock options and to include pro forma disclosures in the notes to its consolidated financial statements. Accordingly, the standard will have no effect on the company's financial condition or results of operations.

CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

  Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This standard requires the use of the liability method, under which deferred income tax assets and liabilities related to cumulative differences between an entity's financial reporting and tax basis balance sheets are recognized using expected future tax rates.
  The company's U.S. operations also adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 3, 1993. This standard requires that the expected cost of postretirement benefits other than pensions, such as health care benefits, that are provided to retirees be recognized on the accrual method during the years that employees render service.
  The company recorded the cumulative effect (to January 2, 1993) of adopting these standards as a charge to earnings in the first quarter of 1993, as follows:

CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

(In millions, except per share amounts)               1993
                                          -----------------------------
                                           Charge to         Per Common
                                           Earnings            Share
                                          ----------         ----------

Income taxes .............................   $  (4.2)           $  (.13)
Retiree health care benefits
  (with no current tax effect)............     (47.9)             (1.48)
                                             -------            -------
                                             $ (52.1)           $ (1.61)
                                             =======            =======

     The standard for accounting for income taxes imposes significant limitations on the recognition and valuation of deferred tax assets related to future tax deductions previously recognized for financial reporting purposes and to net operating loss carryforwards. Because of these limitations, and because the company entered 1993 with a U.S. net operating loss carryforward of approximately $36 million, no income tax benefit could be recognized on a net basis for the cumulative effect of adopting the accounting rules for postretirement health care benefits.

DISPOSITION OF BUSINESSES

     In December, 1995, the company completed the sale of its Electronic Systems Division (ESD) for approximately $105 million in cash (subject to post-closing adjustments) and recorded a fourth quarter pretax gain of $66.0 million ($52.4 million after tax). The company also entered into a seven year supply contract with the purchaser for electronic controls used on the company's machine tools and plastics machinery. The decision to sell ESD was made to redeploy assets to more strategic businesses. ESD's 1995 sales to unaffiliated customers were approximately $30 million.
     In January, 1995, the company completed the sale of its American Mine Tool business for $15.0 million resulting in a pretax gain of $5.0 million ($4.0 million after tax). The sale did not have a significant effect on the company's ongoing sales or operating earnings.
     In 1993, the company announced its decision to sell its Sano business. Accordingly, the company recorded charges totaling $22.8 million (with no current tax effect) to adjust its investment in Sano to net realizable value. The decision to sell Sano was due in part to its continuing operating losses. In addition, the Sano business did not serve a major global market with good long-term growth and profit potential and, as a result, did not meet the company's criteria for a core business. The company completed the sale early in 1994.

INTEGRATION CHARGE

     In the second quarter of 1995, the company recorded a pretax charge of $9.8 million ($7.8 million after tax) to eliminate or downsize certain operations of Valenite in connection with the acquisition of Widia earlier in the year. The charge was recorded as a result of a plan formally approved by management in May, 1995, and later revised in December, 1995, which also involves the integration of certain Widia operations with Valenite. The total cost of the plan will be $28.1 million (approximately $21.0 million in cash). That portion of the overall plan that relates directly to Widia has been recorded through purchase accounting adjustments totaling $18.3 million. As it relates to Valenite, the plan involves the closure of one manufacturing plant, the downsizing of another and the consolidation of numerous sales, customer service and warehousing operations in Europe and Japan. The $9.8 million charge includes reserves for the cash costs of the integration of $7.0 million, including $5.8 million for severance and other termination benefits related to approximately eighty production and sales personnel and $1.2 million for facility exit costs. The charge also includes $2.8 million to adjust the basis of various assets to net realizable value. Charges against the $7.0 million reserve for severance and other cash costs totaled $4.6 million in 1995. The total cash cost of the $28.1 million plan will be approximately $21.0 million and is being funded by operations and bank borrowings. As a result of the actions that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


are included in the integration plan, the company expects to achieve annual cost reductions of approximately $19 million, a portion of which has already been realized in 1995. A majority of the expected cost reductions will be fully realized in 1996.

CONSOLIDATION CHARGE

     In December, 1993, management adopted a plan to reduce machine tool manufacturing capacity by consolidating U.S. machine tool manufacturing into facilities in Cincinnati and, accordingly, recorded a charge of $47.1 million (with no current tax effect). Production at the company's two machine tool facilities in Fountain Inn and Greenwood, South Carolina was phased out during 1994 and the plants were closed by year-end 1994. The consolidation addressed excess manufacturing capacity created by two factors: the company's successful Wolfpack program, which significantly reduced the hours and floorspace required to manufacture and assemble machine tool products, and the unusually steep recession in the aerospace industry, which had dramatically lowered demand for the company's advanced machine tool systems.
     Major components of the charge are reflected in the following table.

CONSOLIDATION CHARGE

(In millions)                                            1993
                                                        -----

Severance and other fringe benefits..................   $ 9.1
Costs to relocate key employees and production.......    10.0
Write-downs of inventory of discontinued products ...     6.1
Loss on disposal of plant and equipment..............     4.9
Accrual for operating losses through plant
 closing dates.......................................    13.6
Other................................................     3.4
                                                        -----
                                                        $47.1
                                                        =====

  The entire remaining reserve balance at year-end 1994 of $2.6 million was fully utilized in 1995.
  Completion of the consolidation was originally expected to result in a net employee reduction of 235 in U.S. machine tool operations. However, increased customer demand for machine tool products, including the products being transferred from South Carolina, resulted in a net employee reduction of 150. In addition, the favorable job market in South Carolina resulted in an unexpectedly high early attrition rate at the facilities to be closed. As a result of these factors, the cost for severance and other fringe benefits was approximately $6 million less than the original estimate reflected above. Simultaneously, the higher than expected number of voluntary terminations slowed the phase out of production in South Carolina, and as a result, operating losses through the closure date of the two plants were approximately $2 million higher than originally expected. The net $4 million reduction in the cost of the consolidation was utilized to absorb incremental costs arising from the 1990 and 1991 machine tool restructurings, including lower estimated net proceeds from the sale of the Heald facility, the closure of certain overseas sales offices and the restructuring of domestic machine tool operations.

ACQUISITIONS

  On February 1, 1993, the company completed the acquisition of GTE Valenite Corporation (Valenite) for $66 million in cash and $11 million of assumed debt. Valenite is a leading producer of consumable industrial metalcutting products. The acquisition was financed principally through the sale of $50 million of accounts receivable and borrowings under the company's committed revolving credit facility.
  On November 8, 1993, the company completed the acquisition of Ferromatik, the plastics injection molding machine business of Kloeckner-Werke AG, for DM 74.8 million (approximately $44 million) in cash and DM 10.6 million (approximately $6 million) of assumed debt. The acquisition was financed primarily through borrowings under the company's existing lines of credit. Ferromatik, which is headquartered in Germany, is one of the world's leading producers of injection molding machines.
  On February 1, 1995, the company completed the acquisition of Krupp Widia GmbH (Widia) for DM 120.8 million in cash (approximately $79 million), which included DM 7.1 million (approximately $4 million) for the settlement of all intercompany liabilities to the seller as of the closing date, and $13 million of assumed debt. Headquartered in Germany, Widia is one of the world's leading producers of industrial metalcutting products. The company financed the acquisition by borrowing German marks under its revolving credit facility.
  On July 20, 1995, the company completed the acquisition of Talbot Holdings, Ltd. (Talbot) for approximately $33 million in cash and $5 million of assumed debt. Talbot is a major supplier of round high-speed steel and carbide metalcutting tools. The transaction was financed through available cash and existing credit lines.
  All of the acquisitions discussed above were accounted for under the purchase method. The aggregate cost of the acquisitions, including professional fees and other costs related thereto, was approximately $111.8 million in 1995 and $115.5 million in 1993. The following table presents the allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed. Goodwill, which is included in other noncurrent assets, totaled $51.4 million and $15.6 million for the 1995 and 1993 acquisitions, respectively.

ALLOCATION OF ACQUISITION COST

(In millions)                                             1995       1993
                                                        ------     ------

Cash and cash equivalents............................   $  3.1     $  1.1
Accounts receivable..................................     51.7       54.6
Inventories..........................................     69.3       74.2
Other current assets.................................      1.3       19.5
Property, plant and equipment........................     61.1       91.1
Other noncurrent assets..............................     65.7       28.6
                                                        ------     ------
 Total assets........................................    252.2      269.1
                                                        ------     ------
Amounts payable to banks and
 long-term debt due within one year..................      9.3       13.1
Other current liabilities............................     71.2      103.7
Long-term accrued liabilities........................     50.5       31.6
Long-term debt and lease obligations.................      9.4        5.2
                                                        ------     ------
 Total liabilities...................................    140.4      153.6
                                                        ------     ------
Total acquisition cost...............................   $111.8     $115.5
                                                        ======     ======

  In the 1993 allocation, other current liabilities includes a reserve of $44.0 million for the restructuring of Valenite for future profitability. The restructuring plan included the consolidation of production through the closing of eleven production facilities, the downsizing of two production facilities and a net employee reduction in excess of 500. The total cost of the restructuring, to the extent reflected in the allocation of acquisition cost, was $53.7 million ($25.8 million in cash) and included amounts for severance, relocation and losses on the sale of surplus inventory, machinery and equipment and production facilities. Additional costs in 1993 and 1994 related to the overall restructuring plan that were not reserved for in the allocation of acquisition cost totaled $11.4 million, of which $7.9 million was recorded as capital expenditures with the remaining $3.5 million being charged to expense as incurred. The restructuring, which began March 2, 1993, was completed in 1994.
  Other current liabilities for 1993 also includes a reserve of $6.5 million for the restructuring of Ferromatik. Due to general economic conditions in Europe, the operations of Ferromatik's manufacturing plant were restructured during 1992 and 1993 to improve efficiency and reduce personnel levels. Subsequent to the acquisition, additional restructuring actions, including further personnel reductions, were undertaken for the purpose of improving Ferromatik's future profitability. These actions, which complemented the actions taken prior to the acquisition, were substantially completed during 1994.
  In the 1995 allocation, other current liabilities includes a reserve of $16.9 million for the further restructuring of Widia and its integration with Valenite. Certain of Widia's worldwide operations, including its principal plant in Essen, Germany, had already been restructured by the seller during 1993 and 1994. Prior to the acquisition, the company's management began to develop a plan for the integration of certain operations of Widia and Valenite and for additional restructuring actions to further improve Widia's profitability. In May, 1995, the company's management formally approved this integration plan at an expected total cost of $17.1 million. The portion directly related to Valenite was recorded as a $9.8 million pretax charge to earnings in the second quarter of 1995.
  Immediately following the approval of the original plan, the management of Widia began to develop a plan to further reduce personnel levels at its plant and corporate headquarters in Essen. This revision of the original plan was formally approved by the managements of the company and Widia early in December, 1995. As a result, the total cost of the integration plan is now expected to be $28.1 million. As it relates to Widia, the revised plan involves the closure of one manufacturing plant, the reduction of employment levels at the Essen plant and headquarters, and the consolidation of numerous sales, customer service and warehouse operations in Europe and Asia for $18.3 million, including write downs of certain assets to net realizable value totaling $1.4 million. The $16.9 million reserve that is included in other current liabilities includes $14.6 million for severance and other termination benefits related to the expected elimination of approximately 290 production, sales and administrative personnel and $2.3 million for facility exit costs.
  At year-end 1995, the balance of the $16.9 million reserve was $13.7 million, which includes $12.0 million for severance and other termination benefits that are expected to be paid to approximately 180 employees during 1996, and $1.7 million for additional cash costs related to the integration plan.
  Unaudited pro forma sales and earnings information for 1995 and 1994 prepared under the assumption that the acquisitions of Widia and Talbot had been completed at the beginning of those years is as follows:

PRO FORMA INFORMATION

(In millions, except per-share amounts)                     1995         1994
                                                        --------     --------

Sales................................................   $1,694.5     $1,457.4
                                                        ========     ========
Net earnings.........................................   $  105.7     $   31.8
                                                        ========     ========
Earnings per common share............................   $   3.05     $    .93
                                                        ========     ========

  Based on a comprehensive analysis, the company estimates that the annual cost savings in relation to Widia's historical 1994 operations that have resulted from the restructuring actions completed in 1994 and early 1995 prior to the acquisition is approximately $3 million. The additional actions described above that are being completed subsequent to the acquisition in connection with the company's $28.1 million integration plan are expected to generate additional annual savings of approximately $13 million. These amounts are based principally on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



savings that will be realized from the reductions in Widia's employment levels that occurred during 1995 and that will occur in 1996.
  The pro forma net earnings amount for 1994 reflected above includes $9.0 million of estimated cost savings from the actions completed or substantially completed through year-end 1995. In addition, restructuring charges of $6.8 million that were incurred by Widia prior to the acquisition have been eliminated.
  The pro forma net earnings amount for 1995 reflected above does not include adjustments for cost savings because many of the restructuring actions were taken early in 1995 and, accordingly, a majority of the savings are already included in historical results. No adjustment has been made in either year for approximately $7 million of incremental savings that are expected to result from the additional actions to be completed in 1996 because they cannot be precisely quantified at this time. In addition, no adjustment has been made for approximately $6 million of annual cost savings that are expected to result from the $9.8 million integration charge for Valenite.

RESEARCH AND DEVELOPMENT

  Charges to operations for research and development activities are summarized below. The amounts include expenses related to the company's Wolfpack product development and process improvement program.

RESEARCH AND DEVELOPMENT

(In millions)                       1995        1994        1993
                                    -----       -----       -----
Research and development.........   $57.8       $46.8       $41.9
                                    =====       =====       =====

RETIREMENT BENEFIT PLANS
  Pension costs for all defined benefit plans are summarized in the following table. For all years presented, the table includes amounts for plans for certain U.S. and United Kingdom (U.K.) employees. The 1995 column also includes amounts for two plans for certain employees in Germany. These amounts are included as a result of acquisitions.

PENSION COST (INCOME)

(In millions)                         1995        1994        1993
                                    ------      ------      ------
Service cost (benefits earned
 during the period)..............   $  7.6      $  7.6      $  6.3
Interest cost on projected
 benefit obligation..............     37.0        32.2        31.5
Actual (return) loss on
 plan assets.....................    (87.9)        4.8       (54.8)
Net amortization and deferral....     46.3       (47.0)       14.3
                                    ------      ------      ------
Pension cost (income)............   $  3.0      $ (2.4)     $ (2.7)
                                    ======      ======      ======

  The following table sets forth the funded status of the defined benefit pension plans that cover certain U.S. and U.K. employees.

FUNDED STATUS AT YEAR-END

(In millions)                                      1995        1994
                                                -------     -------
Vested benefit obligation...................    $(373.7)    $(316.6)
                                                =======     =======
Accumulated benefit obligation..............    $(392.0)    $(331.9)
                                                =======     =======
Projected benefit obligation................    $(462.4)    $(383.7)
Plan assets at fair value...................      429.3       366.1
                                                -------     -------
Projected benefit obligation in
 excess of plan assets......................      (33.1)      (17.6)
Unrecognized net loss.......................       55.5        41.6
Unrecognized net transition asset...........      (19.2)      (24.8)
                                                -------     -------
Prepaid (accrued) pension cost..............    $   3.2     $   (.8)
                                                =======     =======

  The plans' assets consist principally of stocks, debt securities and mutual funds. The U.S. plan also includes common shares of the company with a market value of $19.8 million in 1995 and $14.9 million in 1994. Contributions of $3.4 million and $.1 million were made to the U.S. plan in 1995 and 1994, respectively. Because of the funded status of the U.K. plan, no contributions were required in the three year period ended December 30, 1995. At year-end 1995, the U.S. plan's assets exceeded the accumulated benefit obligation by $14.5 million, although the projected benefit obligation exceeded the related assets by $49.8 million.
  The following table sets forth the status of the company's defined benefit pension plans for certain employees in Germany. Consistent with customary practice in Germany, these plans have not been funded. Benefit payments are funded from current operations.

STATUS AT YEAR-END

(In millions)                                    1995
                                              -------
Vested benefit obligation...................  $ (36.3)
                                              =======
Accumulated benefit obligation..............  $ (39.2)
                                              =======
Projected benefit obligation................  $ (43.2)
Unrecognized net gain.......................     (1.0)
                                              -------
Accrued pension cost........................  $ (44.2)
                                              =======

  The following table presents the weighted average actuarial assumptions used for all defined benefit plans in 1995, 1994 and 1993.

ACTUARIAL ASSUMPTIONS
                                                1995        1994        1993
                                                ----        ----        ----

Discount rate...............................    7.5%        9.0%        7.6%
Expected long-term rate
 of return on plan assets...................    9.6%        9.6%        9.6%
Rate of increase in future
 compensation levels........................    4.3%        5.1%        4.7%
                                                ====        ====        ====

  The company also sponsors certain defined contribution and 401(k) plans. Participation in these plans is available to certain U.S. employees. Costs for these plans were $6.4 million and $5.7 million in 1995 and 1994, respectively, and were not significant in 1993.
  In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to most U.S. employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. For employees retiring prior to 1980, such contributions are based on varying percentages of the current per-contract cost of benefits, with the company funding any excess over these amounts. For employees retiring after 1979, the dollar amount of the company's current and future contributions is frozen based on specified percentages of the 1993 per-contract cost.
  The following table presents the components of the company's liability for future retiree health care benefits.

ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

(In millions)                                     1995        1994
                                                ------      ------

Accumulated postretirement benefit obligation
 Retirees...................................    $(31.5)     $(35.2)
 Fully-eligible active participants.........      (5.4)       (5.4)
 Other active participants..................      (7.4)       (7.5)
                                                ------      ------
                                                 (44.3)      (48.1)
Unrecognized net (gain) loss................       (.1)        2.6
                                                ------      ------
Accrued postretirement health care benefits.    $(44.4)     $(45.5)
                                                ======      ======

  In the Consolidated Balance Sheet, accrued and other current liabilities includes $1.4 million of the total liability for postretirement health care benefits at year-end 1995 and $1.5 million at year-end 1994.

POSTRETIREMENT HEALTH CARE COST

(In millions)                                    1995       1994        1993
                                                 ----       ----        ----
Service cost (benefits earned
 during the period).........................     $ .3       $ .5        $ .3
Interest cost on accumulated
 postretirement benefit
 obligation.................................      3.9        4.0         4.2
Net amortization and deferral...............      -           .3         -
                                                 ----       ----        ----
Postretirement health care cost.............     $4.2       $4.8        $4.5
                                                 ====       ====        ====

  The discount rates used in calculating the accumulated postretirement benefit obligation were 7 1/2% for 1995 and 8 1/2% for 1994. For 1996, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 9.4%. This rate is assumed to decrease to varying degrees annually to 5.0% for years 2005 and thereafter. Because the dollar amount of the company's contributions for most employees is frozen, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES
  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the company's deferred tax assets and liabilities as of year-end 1995 and 1994 are as follows:

COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES

(In millions)                                      1995       1994
                                                -------     ------

Deferred tax assets
 Net operating loss and tax credit
  carryforwards.............................    $  62.8     $ 56.8
 Accrued postretirement health
  care benefits.............................       15.3       15.4
 Inventories, principally due to
  obsolescence reserves and additional
  costs inventoried for tax purposes........        9.5        7.1
 Accrued employee benefits other
  than pensions and retiree
  health care benefits......................        9.4        5.2
 Accrued pension costs......................        5.8        4.6
 Accrued warranty costs.....................        3.8        3.2
 Accrued taxes..............................        3.1        2.7
 Accounts receivable, principally
  due to allowances for doubtful
  accounts..................................        2.2        1.8
 Accrued liabilities and other..............       19.9       16.5
                                                -------     ------
  Total deferred tax assets ................      131.8      113.3
  Less valuation allowance..................      (66.1)     (85.7)
                                                -------     ------
   Net deferred tax assets..................    $  65.7     $ 27.6
                                                =======     ======

Deferred tax liabilities
 Property, plant and equipment,
  principally due to differences in
  depreciation methods......................    $  27.4     $ 18.5
 Accounts receivable and inventories........        5.2        1.1
 Pension assets.............................        3.7        3.5
 Undistributed earnings of non-U.S.
  subsidiaries..............................        1.0        -
 Other......................................        7.8        6.5
                                                -------     ------
  Total deferred tax liabilities............    $  45.1     $ 29.6
                                                -------     ------
Net deferred tax asset (liability)..........    $  20.6     $ (2.0)
                                                =======     ======

  Summarized in the following tables are the company's earnings (loss) before income taxes, extraordinary item and cumulative effect of changes in methods of accounting, its provision for income taxes, the components of the provision for deferred income taxes, and a reconciliation of the U.S. statutory rate to the tax provision rate.

EARNINGS (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

(In millions)                                     1995       1994         1993
                                                ------      -----       ------

United States...............................    $ 87.8      $32.7       $(41.5)
Non-U.S.....................................      46.5       16.2          4.3
                                                ------      -----       ------
                                                $134.3      $48.9       $(37.2)
                                                ======      =====       ======

PROVISION FOR INCOME TAXES

(In millions)                                     1995       1994        1993
                                                ------      -----       -----
Current provision
 United States..............................    $ 32.6      $ 4.1       $ -
 State and local............................       8.9        3.4         2.4
 Non-U.S....................................      12.5        3.2         4.3
                                                ------      -----       -----
                                                  54.0       10.7         6.7
                                                ------      -----       -----
Deferred provision
 United States..............................     (23.0)       -           -
 Non-U.S....................................      (2.3)        .5         1.5
                                                ------      -----       -----
                                                 (25.3)        .5         1.5
                                                ------      -----       -----
                                                $ 28.7      $11.2       $ 8.2
                                                ======      =====       =====



COMPONENTS OF THE PROVISION FOR DEFERRED INCOME TAXES

(In millions)                                      1995       1994        1993
                                                -------     ------      ------
Tax effects of consolidation,
 restructuring and other reserves...........    $   1.6     $ 32.8      $ (9.2)
Change in deferred revenue..................        (.1)       (.2)      (16.3)
Depreciation................................        8.9       (7.6)        1.3
Change in valuation allowance...............      (19.6)     (10.0)       25.5
Change in deferred taxes related to
 operating loss carryforwards...............       (6.0)     (16.0)       (1.3)
Accrued pension and other
 employee costs.............................       (5.3)      (1.5)         .6
Other.......................................       (4.8)       3.0          .9
                                                -------     ------      ------
                                                $ (25.3)    $   .5      $  1.5
                                                =======     ======      ======


RECONCILIATION OF THE U.S. STATUTORY RATE TO THE TAX PROVISION RATE

(In percent)                                     1995        1994        1993
                                                -----       -----       -----

U.S. statutory tax rate.....................     35.0%       35.0%      (35.0)%
Increase (decrease) resulting from
 Losses without current tax
  benefits..................................      3.0         5.6        56.1
 Tax benefits from net reversal
  of U.S. temporary differences.............    (15.8)      (15.1)        -
 Effect of operations outside
  the U.S...................................     (7.3)       (9.5)       (5.5)
 State and local taxes, net of
  federal benefit...........................      6.6         7.0         6.5
 Other......................................      (.1)        (.1)        (.1)
                                                -----       -----       -----
                                                 21.4%       22.9%       22.0%
                                                =====       =====       =====

  At year-end 1995, certain of the company's non-U.S. subsidiaries had net operating loss carryforwards aggregating approximately $144 million, substantially all of which have no expiration dates. The U.S. net operating loss carryforward at year-end 1994 was fully utilized in 1995.
  Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $72 million at the end of 1995.
  Income taxes of $21.0 million, $10.4 million and $16.1 million were paid in 1995, 1994 and 1993, respectively.

RECEIVABLES
  The acquisition of Valenite was financed in part through the sale of $50.0 million of the company's U.S. accounts receivable. The sale transaction occurred under a three year receivables purchase agreement with an independent issuer of receivables-backed commercial paper, pursuant to which the company agreed to sell on an ongoing basis and without recourse, an undivided percentage ownership interest in designated pools of accounts receivable. To maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided percentage interests in new receivables as existing receivables are collected.
  In 1994, the agreement was amended to provide for the sale of up to $65.0 million of interests in accounts receivable through January, 1996. The agreement was further amended in March, 1995, to increase the amount to $75.0 million. At December 30, 1995, and December 31, 1994, the undivided interest in the company's gross accounts receivable that had been sold aggregated $69.0 million and $65.0 million, respectively. Increases in the amount sold are reported as providing operating cash flow in the Consolidated Statement of Cash Flows. Costs related to the sales are included in other costs and expenses - net in the Consolidated Statement of Earnings.
  In January, 1996, the original agreement expired and the company entered into a similar agreement with a different purchaser that permits the sale of up to $75.0 million of undivided interests in accounts receivable through January, 1999.

INVENTORIES
  Inventories amounting to $130.6 million for 1995 and $136.1 million for 1994 are stated at LIFO cost. If stated at FIFO cost, such inventories would be greater by approximately $69.5 million in 1995 and $59.5 million in 1994.
  As presented in the Consolidated Balance Sheet, inventories are net of reserves for obsolescence of $53.5 million and $38.6 million in 1995 and 1994, respectively.

PROPERTY, PLANT AND EQUIPMENT
  The components of property, plant and equipment are shown in the following table.

PROPERTY, PLANT AND EQUIPMENT - NET

(In millions)                                     1995        1994
                                                ------      ------

Land........................................    $  8.8      $  8.1
Buildings...................................     165.2       139.4
Machinery and equipment.....................     353.0       301.8
                                                ------      ------
                                                 527.0       449.3

Less accumulated amortization and
 allowances for depreciation................     261.5       250.5
                                                ------      ------
                                                $265.5      $198.8
                                                ======      ======

OTHER ASSETS
  At year-end 1995 and 1994, other current assets includes $2.0 million and $2.8 million, respectively, representing the carrying value of certain idle production facilities that are expected to be sold within one year. The $7.5 million net book value of the American Mine Tool business that was sold in January, 1995, is also included in other current assets at year-end 1994.
  Other noncurrent assets includes goodwill of $73.6 million at year-end 1995 and $19.8 million at year-end 1994. Other noncurrent assets also includes the carrying value of certain assets held for sale, including idle production facilities, totaling $4.0 million at year-end 1995, and $5.9 million at year-end 1994.

LIABILITIES
  The components of accrued and other current liabilities and long-term accrued liabilities are shown in the following tables.

ACCRUED AND OTHER CURRENT LIABILITIES

(In millions)                                     1995        1994
                                                ------      ------

Accrued salaries, wages and
 other compensation.........................    $ 37.8      $ 29.9
Restructuring and integration reserves......      18.3         3.1
Accrued and deferred income taxes...........      33.5        21.5
Other accrued expenses......................     123.8        86.1
                                                ------      ------
                                                $213.4      $140.6
                                                ======      ======


LONG-TERM ACCRUED LIABILITIES

(In millions)                                     1995        1994
                                                ------      ------
Accrued pension and other compensation......    $ 65.3      $ 27.3
Accrued postretirement health care benefits.      43.0        44.0
Accrued and deferred income taxes...........      52.8        25.8
Minority shareholders' interests............       8.7         -
Other.......................................      34.8        26.4
                                                ------      ------
                                                $204.6      $123.5
                                                ======      ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



LONG-TERM DEBT AND LEASE OBLIGATIONS
  Long-term debt and lease obligations are shown in the following table.

LONG-TERM DEBT AND LEASE OBLIGATIONS

(In millions)                                      1995       1994
                                                 ------     ------

Long-term debt
 7 7/8% Notes due 2000......................     $100.0     $  -
 8 3/8% Notes due 2004......................      115.0      115.0
 12% Sinking Fund Debentures due 2010.......       10.8       10.8
 Revolving credit facility..................       87.1       10.0
 Industrial Development Revenue
  Bonds due 2008............................        -         10.0
 Other......................................       20.8        8.1
                                                 ------     ------
                                                  333.7      153.9
                                                 ------     ------
Capital lease obligations
 6 3/8% Bonds due 1996 - 1997...............        1.8        2.6
 6 3/4% Bonds due 2004......................        -          7.6
                                                 ------     ------
                                                    1.8       10.2
                                                 ------     ------
                                                  335.5      164.1

Current maturities..........................       (3.3)     (21.1)
                                                 ------     ------
                                                 $332.2     $143.0
                                                 ======     ======



  Except for the 7 7/8% Notes due 2000 and the 8 3/8% Notes due 2004, the carrying amount of the company's long-term debt approximates fair value, which is determined using discounted cash flow analysis based on the company's incremental borrowing rate for similar types of financing arrangements. The fair value of the 7 7/8% Notes due 2000 is $102.4 million and the fair value of the 8 3/8% Notes due 2004 is $119.5 million. Such amounts are based on recent trade prices through registered securities brokers.
  In 1995, the company completed a public offering involving the placement of $100.0 million of 7 7/8% Notes due 2000. The proceeds were used principally to repay outstanding indebtedness.
  The 12% Sinking Fund Debentures due 2010 have annual sinking fund requirements commencing in 1996. The 1996 requirement has been satisfied through redemptions of these debentures in prior years. The debentures are redeemable at any time at the company's option subject to possible premiums and other restrictions.
  During 1995, the Industrial Development Revenue Bonds due 2008 and the 6 3/4% Bonds due 2004 were repaid due to the closure of the company's machine tool facilities in South Carolina.
  Certain of the above long-term debt obligations contain various restrictions and financial covenants relating principally to additional secured indebtedness.
  At year-end 1995 and 1994, $87.1 million and $10.0 million, respectively, of borrowings under the company's revolving credit facility are included in long-term debt based on the expectation that such amounts will remain outstanding for more than one year.
  Interest paid was $27.7 million in 1995, $17.1 million in 1994 and $19.0 million in 1993.
  Maturities of long-term debt for the five years after 1995 are:
            1996:                 $  2.4 million
            1997:                    4.0 million
            1998:                   89.4 million
            1999:                    3.1 million
            2000:                 $101.7 million
  The capitalized lease assets are included in property, plant and equipment. Amortization of leased properties is included in depreciation and interest on lease obligations is included in interest expense.
  Future minimum payments for principal and interest on capitalized leases are:
            1996:                 $1.0 million
            1997:                  1.0 million
  The company also leases certain equipment under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancelable operating leases during the next five years and in the aggregate thereafter are:
            1996:                 $17.1 million
            1997:                  13.6 million
            1998:                   7.9 million
            1999:                   6.0 million
            2000:                   6.0 million
      After 2000:                  15.4 million
  Rent expense was $19.8 million, $17.4 million and $14.7 million in 1995, 1994 and 1993, respectively.

LINES OF CREDIT
  At year-end 1995, the company had lines of credit with various U.S. and non-U.S. banks of approximately $370 million, including a $150 million committed revolving credit facility. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. In May, 1995, the term of the revolving credit facility was extended from July, 1996, to June, 1998, and, at the company's request, the amount of credit available thereunder was reduced from $200 million to $150 million in order to reduce the amount of commitment fees payable by the company. As amended, the facility required a facility fee of 1/2% per annum on the total $150 million revolving loan commitment and imposed restrictions on total indebtedness in relation to total capital. Based on these restrictions, the company's additional borrowing capacity totaled approximately $192 million at year-end 1995. In January, 1996, the facility was further amended in connection with the acquisition of D-M-E (see Subsequent Events).
  The weighted average interest rate on short-term borrowings outstanding as of year-end 1995 and 1994 was 6.5% and 7.3%, respectively.

SHAREHOLDERS' EQUITY
  In 1993, the company completed the issuance of an additional 5.175 million common shares through a public offering, resulting in net proceeds (after deducting issuance costs) of $100.6 million. The proceeds of the offering were used to redeem $60.0 million of the company's 12% Sinking Fund Debentures due 2010 and to repay borrowings under revolving lines of credit and other bank debt. The redemption of the 12% Sinking Fund Debentures due 2010 resulted in a pretax extraordinary loss on early extinguishment of debt of $5.2 million ($4.4 million after tax) which included a cash call premium of $4.7 million and the write-off of deferred financing fees of $.5 million.

SHAREHOLDERS' EQUITY - PREFERRED AND COMMON SHARES

(Dollars in millions, except per-share amounts)      1995      1994
                                                   ------     -----

4% Cumulative Preferred shares authorized,
 issued and outstanding, 60,000 shares at
 $100 par value, redeemable at $105 a share.....    $ 6.0     $ 6.0
Common shares, $1 par value authorized
 50,000,000 shares, issued and outstanding,
 1995: 34,270,304 shares, 1994: 33,742,125......     34.3      33.7
                                                    =====     =====

  The company has authorized ten million serial preference shares with $1 par value. None of these shares has been issued.
  Holders of company common stock have one vote per share until they have held their shares for at least 36 consecutive months, after which they are entitled to ten votes per share.

CONTINGENCIES
  The company is involved in remedial investigations and actions at various locations, including former plant facilities, and EPA Superfund sites where the company and other companies have been designated as potentially responsible parties. The company accrues remediation costs when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental costs have not been material in the past.
  Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries.
  In the opinion of management, the ultimate liability, if any, resulting from these matters will have no significant effect on the company's consolidated financial position or results of operations.

FORWARD EXCHANGE CONTRACTS
  The company enters into forward exchange contracts to hedge foreign currency commitments on an ongoing basis for periods commensurate with known exposures. The purpose of this practice is to minimize the effect of foreign currency exchange rate fluctuations on the company's operating results. The company does not engage in speculation.
  At December 30, 1995, the company had outstanding forward exchange contracts totaling $31.5 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies at the maturity dates at exchange rates agreed upon at inception.

LONG-TERM INCENTIVE PLANS
  The 1994 Long-Term Incentive Plan (1994 Plan) permits the company to grant its common shares in the form of non-qualified stock options, incentive stock options, restricted stock and performance awards. A summary of amounts issued under the 1994 Plan and prior plans is presented in the following table.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS
                                                         Price
                                         Shares          Range
- ---------------------------------------------------------------
Outstanding at year-end 1992........   2,590,915      $  9 - 29
  Activity            - Granted.....     118,025        17 - 24
  during 1993         - Exercised...    (854,918)        9 - 25
                      - Canceled....    (136,947)       13 - 29
- ---------------------------------------------------------------
Outstanding at year-end 1993........   1,717,075         9 - 25
  Activity            - Granted.....     481,547             23
  during 1994         - Exercised...    (203,404)        9 - 25
                      - Canceled....     (25,782)       16 - 25
- ---------------------------------------------------------------

Outstanding at year-end 1994........   1,969,436         9 - 25
  Activity            - Granted.....     601,477             21
  during 1995         - Exercised...    (418,755)       13 - 25
                      - Canceled....     (30,595)       18 - 25
- ---------------------------------------------------------------
Outstanding at year-end 1995........   2,121,563      $  9 - 25
===============================================================


EXERCISABLE STOCK OPTIONS AT YEAR-END

                                       Stock Options
                                       -------------
1993................................       1,474,262
1994................................       1,437,636
1995................................       1,054,663



  The non-qualified stock options and incentive stock options are issued at market value, become exercisable under varying terms and expire in ten years. Shares of restricted stock are subject to three-year restrictions against selling, encumbering or otherwise disposing of these shares. Performance awards may be earned based on achievement of specified annual earnings objectives.
  The maximum number of shares that may be granted under the 1994 Plan is 2,000,000. Of that amount, 871,150 and 1,481,950 shares were available for grant at year-end 1995 and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ORGANIZATION
  Cincinnati Milacron Inc. is a worldwide manufacturer of plastics machinery, machine tools and industrial products for metalworking. The company has operations in the United States and in other countries, which are located principally in Western Europe.
  The plastics machinery segment includes the production of injection molding machines, systems for extrusion and blow molding and various other specialty equipment. The market is driven by the consumer economy and the automotive industries. The machine tools segment serves a broad range of markets, including the automotive industry, job shops and the aerospace industry. The industrial products segment serves a variety of metalworking industries, including the automotive industry. It produces five basic types of industrial products: metalcutting tools, metalworking fluids, precision grinding wheels, carbide wear parts and industrial magnets. The markets for all three business segments are highly competitive and can be cyclical in nature.
  Financial data for the past three years for the company's business segments are shown in the following tables. Increases in the amounts for the plastics machinery segment are partially attributable to the acquisition of Ferromatik on November 8, 1993, while the 1995 increases for industrial products are partially attributable to the acquisitions of Widia on February 1, 1995 and Talbot on July 20, 1995.

SALES BY SEGMENT

(In millions)                              1995         1994         1993
                                       --------     --------     --------

Plastics machinery..................   $  570.1     $  503.8     $  357.2
Machine tools.......................      409.0        338.5        355.0
Industrial products.................      670.2        354.8        317.2
                                       --------     --------     --------
                                       $1,649.3     $1,197.1     $1,029.4
                                       ========     ========     ========


OPERATING INFORMATION BY SEGMENT

(In millions)                              1995         1994         1993
                                       --------     --------     --------

Operating earnings (loss) (a)
  Plastics machinery................   $   54.3     $   45.9     $   29.2
  Machine tools.....................        7.7          6.8          7.9
  Industrial products...............       62.1         36.3         29.0
  Disposition of businesses (b).....       71.0          -          (22.8)
  Integration and
  consolidation charges (c).........       (9.8)         -          (47.1)
  Corporate expenses................      (15.7)       (18.0)       (15.8)
  Other unallocated expenses (d)....      (10.5)        (6.8)        (4.2)
                                       --------     --------     --------
  Operating earnings (loss).........      159.1         64.2        (23.8)
  Interest expense-net..............      (24.8)       (15.3)       (13.4)
                                       --------     --------     --------
  Earnings (loss) before income
  taxes, extraordinary item and
  cumulative effect of changes
  in methods of accounting..........   $  134.3     $   48.9     $  (37.2)
                                       ========     ========     ========

Identifiable assets
  Plastics machinery................   $  342.9     $  295.0     $  289.0
  Machine tools.....................      238.1        270.8        243.1
  Industrial products...............      478.6        195.0        174.4
  Unallocated corporate assets (e)..      137.5         26.8         23.1
                                       --------     --------     --------
  Total assets......................   $1,197.1     $  787.6     $  729.6
                                       ========     ========     ========

Capital expenditures
  Plastics machinery................    $  16.6     $   13.8     $    4.2
  Machine tools.....................        8.6         11.6          8.8
  Industrial products...............       27.1         17.6         10.4
                                       --------     --------     --------
  Total capital expenditures........   $   52.3     $   43.0     $   23.4
                                       ========     ========     ========

Depreciation and amortization
  Plastics machinery................   $   11.8     $    9.2     $    6.2
  Machine tools.....................        7.4          7.2          9.4
  Industrial products...............       24.4         12.2         10.5
                                       --------     --------     --------
  Total depreciation and
  amortization......................   $   43.6     $   28.6     $   26.1
                                       ========     ========     ========

(a) In 1995, the company's method of allocating corporate costs to its business segments was refined to exclude costs for certain services not directly assignable to the segments. This change results in additional costs being classified as corporate expenses. Amounts for 1994 and 1993 have been restated to conform to the 1995 presentation.
(b) In 1995, $66.0 million relates to the machine tools segment and $5.0 million relates to the industrial products segment. The 1993 amount relates to the plastics machinery segment.
(c) The 1995 amount relates to the industrial products segment and the 1993 amount relates to the machine tools segment.
(d) Includes financing costs related to the sale of accounts receivable and minority shareholders' interests in earnings of subsidiaries.
(e) Includes cash and cash equivalents and the assets of the company's insurance and utility subsidiaries.

  The following table summarizes the company's U.S. and non-U.S. operations. Sales of U.S. operations include export sales of $166.9 million in 1995,
$142.0 million in 1994, and $118.7 million in 1993.
  Total sales of the company's U.S. and non-U.S. operations to unaffiliated customers outside the U.S. were $784.2 million, $417.6 million, and $298.4 million in 1995, 1994 and 1993, respectively.

U.S. AND NON-U.S. OPERATIONS

(In millions)                                     1995        1994        1993
                                                ------      ------      ------

U.S. operations
  Sales.....................................    $938.3      $873.9      $831.9
  Operating earnings (a)...................       71.8        67.9        58.1
  Disposition of businesses.................      62.1         -         (22.8)
  Integration and
  consolidation charges.....................      (2.9)        -         (47.1)
  Identifiable assets.......................     507.5       471.4       420.6
  Capital expenditures......................      31.4        33.2        21.3
  Depreciation and amortization............       21.6        19.2        19.1

Non-U.S. operations
  Sales.....................................     711.0       323.2       197.5
  Operating earnings (a)...................       52.3        21.1         8.0
  Disposition of businesses.................       8.9         -           -
  Integration charge........................      (6.9)        -           -
  Identifiable assets.......................     552.1       289.4       285.9
  Capital expenditures......................      20.9         9.8         2.1
  Depreciation and amortization............       22.0         9.4         7.0
- ------------------------------------------------------------------------------


(a) In 1995, the company's method of allocating corporate costs to its U.S. operations was refined to exclude certain costs not directly assignable to U.S. operations. This change results in additional costs being classified as corporate expenses. Amounts for 1994 and 1993 have been restated to conform to the 1995 presentation. In addition, 1994 amounts have been restated to exclude the effects of the forgiveness of certain intercompany obligations.

SUBSEQUENT EVENTS

  In January, 1996, the company executed an agreement to purchase the assets of The Fairchild Corporation's D-M-E business for approximately $245 million. With annual sales of approximately $175 million, D-M-E is the largest U.S. producer of mold bases, standard components and supplies for the plastics injection mold-making industry. The acquisition, which will be accounted for under the purchase method, was financed initially through the execution of promissory notes to the seller of $183 million and cash of $62 million. One promissory note of $12 million was subsequently paid. The other notes mature on January 26, 1997, but are subject to prepayment at the option of either the buyer or the seller at any time after July 26, 1996.
  In January, 1996, to finance the acquisition of D-M-E, the company amended its revolving credit facility to increase the amount of credit available from $150 million to $300 million and extend the term to January, 2000. The facility requires a facility fee of 1/4% per annum on the total $300 million revolving loan commitment. The amended facility continues to impose restrictions on total indebtedness in relation to total capital. The company anticipates that it will be able to continue to comply with these restrictions throughout the extended term of the facility. Longer term financing will be completed at a later date and may include the issuance of some form of equity.

SUPPLEMENTARY FINANCIAL INFORMATION

OPERATING RESULTS BY QUARTER (UNAUDITED)


(In millions, except per-share amounts)

     .......................................                            1995 (a)
     .......................................                ----------------------------
- --------------
                               Qtr 1       Qtr 2       Qtr 3       Qtr 4
                              ------------------------------------------
Sales.......................  $331.4      $413.5      $486.5      $417.9

Manufacturing margins.......    81.2       103.5       121.7       104.6
  Percent of sales..........    24.5%       25.0%       25.0%       25.0%
Net earnings................    13.0 (b)     8.4 (c)    16.0        68.2 (d)
Per common share............     .38         .24         .46        1.96

                                                1994 (a)
                              ------------------------------------------
Sales.......................  $245.5      $269.3      $361.2      $321.1

Manufacturing margins.......    58.9        65.4        89.8        78.2
  Percent of sales..........    24.0%       24.3%       24.9%       24.4%
Net earnings................     5.0         7.9        11.9        12.9
Per common share............     .14         .23         .35         .38

(a) The fiscal year consists of thirteen four-week periods. The first, second and fourth quarters consist of twelve weeks each, and the third quarter, sixteen weeks.
(b) Includes a gain of $5.0 million ($4.0 million after tax, or $.12 per share) on the sale of the company's American Mine Tool business.
(c) Includes a charge of $9.8 million ($7.8 million after tax, or $.23 per share) for the integration of certain Widia and Valenite operations.
(d) Includes a gain of $66.0 million ($52.4 million after tax, or $1.51 per share) on the sale of the company's Electronic Systems Division.

                       [LETTERHEAD OF ERNST & YOUNG LLP]


                        Report of Independent Auditors

Board of Directors
Cincinnati Milacron Inc.

We have audited the accompanying Consolidated Balance Sheet of Cincinnati Milacron Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related Consolidated Statements of Earnings, Changes in Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cincinnati Milacron Inc. and subsidiaries at December 30, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

As discussed in the Note to Consolidated Financial Statements, Cumulative Effect of Changes in Methods of Accounting, in 1993 the company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.


                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP


February 23, 1996

- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Incorporation of Certain Documents by Reference..........................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................   7
Capitalization...........................................................   8
Dividends on and Market Price of Common Stock............................   9
Pro Forma Financial Information..........................................  10
Pro Forma Consolidated Statement of Earnings.............................  11
Selected Historical and Pro Forma Financial Data.........................  13
Selected Historical and Pro Forma Segment Information....................  14
Selected Historical and Pro Forma Geographic Information.................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  24
Description of Capital Stock.............................................  35
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  38
Underwriting.............................................................  41
Notice to Canadian Residents.............................................  43
Legal Matters............................................................  44
Experts..................................................................  44
Index to Consolidated Financial Statements............................... F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  CINCINNATI
                                   MILACRON

                                5,500,000 Shares

                                  Common Stock
                               ($1.00 par value)

                                  PROSPECTUS


                                CS First Boston

                           BT Securities Corporation

                              Merrill Lynch & Co.

                               J.P. Morgan & Co.


- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR ANY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                SUBJECT TO COMPLETION, DATED APRIL 4, 1996

                                5,500,000 Shares

                                  CINCINNATI
                                   MILACRON
                                  Common Stock
                               ($1.00 par value)

                                    -------

All  the  shares  of  Common  Stock,  $1.00  par  value  ("Common  Stock"),  of
 Cincinnati Milacron Inc. (the "Company") offered hereby are being sold by the Company. Of the 5,500,000 shares of Common Stock being offered, 1,100,000 shares are  initially being  offered outside  the United States  and Canada
  (the   "International  Shares")   by  the   Managers  (the   "International
   Offering") and 4,400,000 shares are initially being concurrently offered in the United States and Canada (the "U.S. Shares") by the U.S.
    Underwriters (the "U.S. Offering"  and, together with the International
     Offering, the "Common Stock Offering"). The offering price and underwriting discounts and commissions of the International Offering and the U.S. Offering are identical.

The Common  Stock is  listed on the  New York Stock  Exchange under  the symbol
 CMZ. With some exceptions, the holder of record of a share of Common Stock is entitled to ten votes on each matter submitted to a vote of stockholders, if the beneficial owner of such share has been the continuous beneficial owner thereof for at least 36 consecutive calendar months, and is entitled to one vote per share in all other circumstances. On April 3, 1996, the reported last sale price of the Common Stock on the New York Stock
    Exchange Composite Tape was $26 5/8 per share.

                                    -------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK. SEE "RISK FACTORS" ON PAGE 6 HEREIN.

                                    -------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
    UPON  THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY  REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions   Company(1)
                                            ------------- ------------- -------------
Per Share..................................     $             $             $
Total(2)................................... $             $             $

(1) Before deduction of expenses payable by the Company estimated at $    .
(2) The Company has granted the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 825,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $   , Underwriting Discounts and Commissions
    will be $   , and Proceeds to the Company will be $   .

                                    -------

  The International Shares are offered by the several Managers when, as and if issued by the Company, delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the
International Shares will be ready for delivery on or about    , 1996.

                                CS First Boston

Bankers Trust International Plc                  Credit Lyonnais Securities
Merrill Lynch International Limited                  J.P. Morgan Securities Ltd.

                   The date of this Prospectus is    , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

  In this Prospectus, references to "$" and "dollars" are to United States dollars.

  IN CONNECTION WITH THE COMMON STOCK OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, CINCINNATI, BOSTON, PACIFIC, PHILADELPHIA AND MIDWEST STOCK EXCHANGES OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 ------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    2
Incorporation of Certain Documents by Reference.......................................    2
Prospectus Summary....................................................................    3
Risk Factors..........................................................................    6
Use of Proceeds.......................................................................    7
Capitalization........................................................................    8
Dividends on and Market Price of Common Stock.........................................    9
Pro Forma Financial Information.......................................................   10
Pro Forma Consolidated Statement of Earnings..........................................   11
Selected Historical and Pro Forma Financial Data......................................   13
Selected Historical and Pro Forma Segment Information.................................   14

                                                                                        PAGE
                                                                                        ----
Selected Historical and Pro Forma Geographic Information..............................   15
Management's Discussion and Analysis of Financial Condition and Results of Operation..   16
Business..............................................................................   24
Description of Capital Stock..........................................................   35
Certain United States Federal Tax Consequences to Non-United States Holders...........   38
Subscription and Sale.................................................................   41
Legal Matters.........................................................................   44
Experts...............................................................................   44
Index to Consolidated Financial Statements............................................  F-1

                                 ------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBSCRIPTION AND SALE

  The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated    , 1996 (the "Subscription Agreement"),
severally and not jointly agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                 NUMBER OF
    MANAGER                                                 INTERNATIONAL SHARES
    -------                                                 --------------------
    CS First Boston Limited...............................
    Bankers Trust International Plc.......................
    Credit Lyonnais Securities ...........................
    Merrill Lynch International Limited ..................
    J.P. Morgan Securities Ltd. ..........................
                                                            --------------------
      Total ..............................................       1,100,000
                                                            ====================

  The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all of the International Shares offered hereby (other than those International Shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of non-defaulting Managers may be increased or the Subscription Agreement may be terminated.

  The Company has entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Company has granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation, the representative of the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to 825,000 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

  The Company has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain
dealers at such price less a commission of $   per share and that the Managers
and such dealers may reallow a commission of $   per share on sales to certain
other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

  The offering price and the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement Between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters.

  Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the Unites States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent that there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

  Each of the Managers and the U.S. Underwriters severally represents and agrees that: (1) it has not offered or sold and prior to the date six months after the date of issue of the Common Stock will not offer or sell any Common Stock to persons in the United Kingdom except persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to any shares of Common Stock in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

  The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any additional shares of its Common Stock or any securities convertible into, or exchangeable or exercisable for, any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 90 days after the date of this Prospectus, provided however, that the Company may issue Common Stock pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

on the date hereof and pursuant to the exercise of such options or issuances of Common Stock in connection with the Company's dividend reinvestment plan.

  The Company has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

  Certain of the U.S. Underwriters and Managers and their affiliates have from time to time performed, and continue to perform, various investment banking and commercial banking services for the Company, for which customary compensation has been received.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Securities and Exchange Commission Registration Fee.................. $59,706
  Printing Expenses....................................................       *
  Accounting Fees and Expenses.........................................  45,000
  Legal Fees and Expenses..............................................       *
  NASD Fees............................................................  17,815
  Blue Sky Fees and Expenses...........................................  20,000
  Miscellaneous Expenses...............................................       *
                                                                        -------
  Total Expenses....................................................... $     *
                                                                        =======

- --------
*  To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of such
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. It also provides that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and it empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  Article Eleventh of the Restated Certification of Incorporation of the Registrant provides for the indemnification of all officers and directors of the Registrant to the fullest extent authorized by the General Corporation Law of Delaware.

  Article Twelfth of the Restated Certificate of Incorporation of the Registrant also provides for indemnification of officers and directors against expenses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding, other than (with certain exceptions) a proceeding that was commenced by such director or officer prior to a change in control of the Registrant.

  Section 18 of Article III of the By-laws of the Registrant also provides for indemnification of officers and directors provided such person acted, in good faith, in what he reasonably believed to be in or not opposed to the best interests of the Registrant or such other corporation or any employee benefit plan thereof for which he served at the request of the Registrant, as the case may be, and, in addition, with respect to any criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful, and provided further that, in the case of a claim, action, suit or proceeding brought by or in the right of the Registrant to procure a judgment in its favor, such person has not been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant.

  The Registrant also has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

ITEM 16. EXHIBITS

  1.1 Proposed form of Underwriting Agreement relating to the U.S. Offering.*
  1.2 Proposed form of Subscription Agreement relating to International
      Offering.*
  4.1 Articles of Incorporation
      (a) Restated Certificate of Incorporation filed with the Secretary of
          State of the State of Delaware on June 16, 1983, is incorporated by reference to the Company's Form 10-K for the fiscal year ended
          December 28, 1985, as amended by Amendment No. 1 thereto on Form 8 dated June 30, 1986, and Amendment No. 2 thereto on Form 8 dated July
          17, 1986 (File No. 1-8485).
      (b) Certificate of Amendment of the Restated Certificate of Incorporation
          dated April 22, 1986, and filed with the Secretary of State of the
          State of Delaware on April 22, 1986, is incorporated by reference to the Company's Form 10-Q for the quarter ended March 22, 1986 (File
          No. 1-8485).
      (c) Certificate of Amendment of the Restated Certificate of Incorporation
          dated June 11, 1987, and filed with the Secretary of State of the
          State of Delaware on June 15, 1987, is incorporated by reference to the Company's Form 10-Q for the quarter ended March 28, 1987 (File
          No. 1-8485).
  4.2 By-laws, as amended, are incorporated herein by reference to the
      Company's Registration Statement on Form S-8 filed February 28, 1990
      (File No. 33-33623).
  5   Opinion of Cravath, Swaine & Moore. (1)
 23.1 Consent of Ernst & Young LLP.*
 23.2 Consent of Arthur Andersen LLP.*
 23.3 Consent of Cravath, Swaine & Moore (included in Exhibit 5). (1)
 24   Powers of Attorney.(2)

- --------

 * Filed electronically herewith.
(1) To be filed by amendment.

(2) Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO, ON THIS 4TH DAY OF APRIL, 1996.

                                          Cincinnati Milacron Inc.,
                                              Registrant

                                                    /s/ Ronald D. Brown
                                          By __________________________________
                                              RONALD D. BROWN
                                              VICE PRESIDENT-FINANCE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                         TITLE                DATE

                  *                     Chairman of the
- -------------------------------------    Board (Principal       April 4, 1996
           DANIEL J. MEYER               Executive Officer)

         /s/ Ronald D. Brown            Vice President-
- -------------------------------------    Finance (Principal     April 4, 1996
           RONALD D. BROWN               Financial Officer)

       /s/ Robert P. Lienesch           Controller
- -------------------------------------    (Principal             April 4, 1996
         ROBERT P. LIENESCH              Accounting Officer)

                  *                     Director
- -------------------------------------                           April 4, 1996
          NEIL A. ARMSTRONG

                  *                     Director
- -------------------------------------                           April 4, 1996
           LYLE EVERINGHAM

                  *                     Director
- -------------------------------------                           April 4, 1996
           DARRYL F. ALLEN

                  *                    Director
- -------------------------------------                           April 4, 1996
          JAMES E. PERELLA

                  *                    Director
- -------------------------------------                           April 4, 1996
          HARRY A. HAMMERLY

                  *                    Director
- -------------------------------------                           April 4, 1996
           DANIEL J. MEYER

                  *                    Director
- -------------------------------------                           April 4, 1996
           RAYMOND E. ROSS

                  *                    Director
- -------------------------------------                           April 4, 1996
          JOSEPH A. STEGER

                  *                    Director
- -------------------------------------                           April 4, 1996
        HARRY C. STONECIPHER

  The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above-indicated officers and directors of Cincinnati Milacron Inc. pursuant to powers of attorney executed on behalf of each such officer or director.

          /s/ Ronald D. Brown
*By__________________________________
   Attorney-in-Fact RONALD D. BROWN

                                 EXHIBIT INDEX

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTIONS                         PAGE NOS.
 -------                        ------------                         ----------
  1.1    Proposed form of Underwriting Agreement relating to U.S.
         Offering.*
  1.2    Proposed form of Subscription Agreement relating to
         International Offering.*
  4.1    Articles of Incorporation
         (a) Restated Certificate of Incorporation filed with the
             Secretary of State of the State of Delaware on June
             16, 1983, is incorporated by reference to the
             Company's Form 10-K for the fiscal year ended
             December 28, 1985, as amended by Amendment No. 1
             thereto on Form 8 dated June 30, 1986, and Amendment
             No. 2 thereto on Form 8 dated July 17, 1986 (File No.
             1-8485).
         (b) Certificate of Amendment of the Restated Certificate
             of Incorporation dated April 22, 1986, and filed with
             the Secretary of State of the State of Delaware on
             April 22, 1986, is incorporated by reference to the
             Company's Form 10-Q for the quarter ended March 22,
             1986 (File No. 1-8485).
         (c) Certificate of Amendment of the Restated Certificate
             of Incorporation dated June 11, 1987, and filed with
             the Secretary of State of the State of Delaware on
             June 15, 1987, is incorporated by reference to the
             Company's Form 10-Q for the quarter ended March 28,
             1987 (File No. 1-8485).
  4.2    By-laws, as amended, are incorporated herein by reference
         to the Company's Registration Statement on Form S-8 filed
         February 28, 1990 (File No. 33-33623).
  5      Opinion of Cravath, Swaine & Moore. (1)
 23.1    Consent of Ernst & Young LLP.*
 23.2    Consent of Arthur Andersen LLP.*
 23.3    Consent of Cravath, Swaine & Moore (included in
          Exhibit 5). (1)
 24      Powers of Attorney. (2)

- --------

 *Filed electronically herewith.

(1) To be filed by amendment.

(2) Previously filed.